UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

QR ENERGY, LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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QR ENERGY, LP

1401 McKinney Street, Suite 2400

Houston, Texas 77010

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

TO BE HELD ON March 10, 2014

Dear Unitholder:

On behalf of the Board of Directors of QRE GP, LLC, the general partner of QR Energy, LP and sometimes referred to herein as our general partner, you are cordially invited to attend the Special Meeting (the “Special Meeting”) of Limited Partners (the “Unitholders”) of QR Energy, LP, a Delaware limited partnership (the “Partnership,” “QRE,” “we,” or “us”), which will be held on March 10, 2014 at 10:00 a.m. Central time at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. At the Special Meeting you will be asked to vote on

•	a proposal (the “LTIP Proposal”) to approve an amendment (the “First Amendment”) to the QRE GP, LLC Long-Term Incentive Plan (the “LTIP,” and together with the First Amendment, the “Amended LTIP”), which provides for an increase in the maximum number of common units (“Common Units”) reserved and available for delivery with respect to awards under the LTIP; and

•	a proposal to approve the adjournment of the Special Meeting to a later date or dates (the “Adjournment Proposal”), if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the LTIP Proposal.

Among other things, the Amended LTIP is intended to promote the interests of our general partner, the Partnership and their affiliates by providing incentive compensation awards to employees, consultants and directors based on Common Units to encourage superior performance. The Amended LTIP is also contemplated to enhance the ability of the general partner, the Partnership and their affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to advancing the business of the Partnership.

The LTIP currently permits us to deliver a maximum of 1,800,000 Common Units with respect to awards under the LTIP. As of December 31, 2013, awards for only 469,426 Common Units remained available for future delivery with respect to awards under the LTIP. In the event the First Amendment is approved, we will retire any Common Units that remain available under the current LTIP, so that no Common Units would remain available for issuance under the LTIP prior to the addition of the new Common Units to the LTIP. We are seeking approval to provide for additional Common Units for future delivery with respect to awards granted to employees, consultants, and directors of the our general partner, the Partnership or their affiliates under the LTIP. A copy of the proposed First Amendment to the LTIP is attached as Exhibit A. The Board of Directors has unanimously approved the First Amendment to the LTIP.

The Board of Directors believes that the LTIP Proposal is in the best interests of Partnership’s Unitholders and the Partnership and unanimously recommends that the Unitholders approve the LTIP Proposal.

We are seeking Unitholder approval pursuant to New York Stock Exchange requirements. The LTIP Proposal will not be effective unless it is approved by a majority of the votes cast at the Special Meeting by our Unitholders. We have set the close of business on January 27, 2014 as the record date for determining Unitholders that are entitled to receive notice of and to vote at the Special Meeting and for any adjournments thereof (the “Record Date”).

Please read these proxy materials and take a moment now to vote online as described in the proxy voting instructions. You may also vote by telephone or by mail, by completing the enclosed proxy card and returning it in the enclosed postage-paid envelope. You will retain the right to revoke your proxy at any time before the vote, or to vote your Common Units, Class B Units, or Class C Convertible Preferred Units in person if you attend the Special Meeting as described in the proxy statement. For directions to the Special Meeting, please call our Investor Relations Department at (713) 452-2990.

By Order of the Board of Directors,

/s/ Gregory S. Roden
Gregory S. Roden
Senior Vice President and General Counsel

Houston, Texas

February 3, 2014

Your vote is very important. Whether or not you plan to attend the Special Meeting, please authorize your proxy or direct your vote by internet, telephone or mail pursuant to the instructions included on the proxy card. If you mail the proxy or voting instruction card, no postage is required if mailed in the United States. If you attend the Special Meeting and so desire, you may withdraw your proxy and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SPECIAL MEETING OF UNITHOLDERS

TO BE HELD ON March 10, 2014.

The Notice of Special Meeting and Proxy Statement are available on the internet at February 3, 2014.

i

ii

QR ENERGY, LP

1401 McKinney Street, Suite 2400

Houston, Texas 77010

PROXY STATEMENT

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of QRE GP, LLC, the general partner of QR Energy, LP and sometime referred herein as our general partner, for use at the Special Meeting (the “Special Meeting”) of the Limited Partners (the “Unitholders”) of QR Energy, LP (the “Partnership,” “we,” or “us”).

SPECIAL MEETING DATE AND LOCATION

The Special Meeting will be held at Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, on March 10, 2014, at 10:00 a.m. Central time, or at such other time and place to which the meeting may be adjourned. References in this Proxy Statement to the Special Meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.

DELIVERY OF PROXY MATERIALS

On or about February 3, 2014, we mailed a Notice of Internet Availability of Proxy Materials to our Unitholders containing instructions on how to access the proxy materials and vote online. We made these proxy materials available to you over the internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our general partner for the Special Meeting.

At the time we began mailing our Notice of Internet Availability of Proxy Materials, we also first made available on the internet at http://www.qrenergylp.com/2014LTIP the following materials relating to the Special Meeting: the Notice of Special Meeting and Proxy Statement. Any Unitholder may also request a printed copy of these materials by any of the following methods:

•	internet at http://www.qrenergylp.com/2014LTIP,

•	e-mail at 2014LTIP@qracq.com, or

•	telephone at Computershare: 1-800-652-VOTE (8683)

QUESTIONS & ANSWERS

What is the purpose of the Special Meeting?

At the Special Meeting, Unitholders will act upon a proposal (the “LTIP Proposal”) to approve an amendment (the “First Amendment”) to the QRE GP, LLC Long-Term Incentive Plan (the “LTIP,” and together with the First Amendment, the “Amended LTIP”), which provides for an increase in the maximum number of common units (“Common Units”) reserved and available for delivery with respect to awards under the LTIP so that, as of the effective date of the Amended LTIP, a total of 3,000,000 Common Units are available for delivery with respect to awards under the Amended LTIP. The First Amendment also modifies an administrative counting provision, as further described in Proposal No. 1 below. A copy of the First Amendment is attached to this proxy statement as Exhibit A. Unitholders may also be called to act on a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the LTIP Proposal (the “Adjournment Proposal”). The Adjournment Proposal is further described in Proposal No. 2 below.

When and where is the Special Meeting?

The Special Meeting will be held on March 10, 2014, at 10:00 a.m. Central time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

Our general partner is sending you this proxy statement in connection with its solicitation of proxies for use at the Special Meeting. We will pay the expenses of soliciting proxies for the Special Meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials. We have engaged Morrow & Co., LLC (“Morrow”) as our proxy solicitation agent. Fees for the services of Morrow are anticipated to be approximately $8,500. Our directors, officers and employees may also solicit proxies in person or by other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We are required to request that brokers, banks and other nominees that hold our Common Units, Class B Units (the “Class B Units”), and Class C Convertible Preferred Units (the “Class C Units,” and together with the Common Units and Class B Units, the “Units”) in their names furnish our proxy materials to the beneficial owners of the Units, and we must reimburse these brokers, banks and other nominees for the expenses of doing so, in accordance with statutory fee schedules.

Who is entitled to vote at the Special Meeting, and how many votes do they have?

Holders of record of Common Units, Class B Units and Class C Units who owned units as of the close of business on January 27, 2014 may vote at the meeting. Each Common Unit and Class B Unit has one vote. The Class B Units and the Class C Units each vote together with the Common Units as a single class. Each Class C Unit will be entitled to the number of votes equal to the number of Common Units into which a Class C Unit is convertible at the time of the Record Date for the vote on the matter. The Record Date is January 27, 2014. There were 52,531,840 Common Units, 6,133,558 Class B Units and 16,666,667 Class C Units outstanding on that date.

When were the enclosed solicitation materials first given to Unitholders?

The Notice of Special Meeting and Proxy Statement for the Special Meeting were first mailed on February 3, 2014.

What is a quorum of Unitholders?

The holders of a majority of the outstanding Common Units, Class B Units, and Class C Units represented in person or by proxy shall constitute a quorum at the Special Meeting. Your Units will be counted as present at the Special Meeting if: (i) you are present and vote in person at the meeting; or (ii) you, or your broker if you are a beneficial owner of Units held in street name, have submitted a properly executed proxy.

Proxies received but marked as abstentions will be counted as present for purposes of determining the presence of a quorum. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions in respect of the LTIP Proposal must be greater than 50% of the total number of our outstanding Units to satisfy the quorum requirement.

How many votes does it take to pass the LTIP Proposal?

If a quorum of Unitholders is present at the meeting, under the NYSE Listed Company Manual the affirmative vote of a majority of the votes cast at the Special Meeting by our Unitholders is required to approve the LTIP Proposal. Votes “for” and “against” and abstentions will count as votes cast. Thus, abstentions will have the effect of a vote against the LTIP Proposal.

If my units are held in “street name” by my broker, will my broker vote my units for me?

No. NYSE rules prohibit your broker or other nominee from exercising voting discretion with respect to the matters to be acted upon at the Special Meeting. Thus, you must give your broker or other nominee specific instructions in order for your Units to be voted.

How do I vote?

Unitholders of Record: Unitholders of record may vote their Units or submit a proxy to have their Units voted by one of the following methods:

•	By Internet. You may submit a proxy electronically on the internet by following the instructions provided in the proxy card. Please have proxy card in hand when you log onto the website. Internet voting facilities will be available 24 hours a day and will close at midnight, 12:00 AM EST on March 10, 2014.

•	In Person. You may vote in person at the Special Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

•	By Telephone. You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at midnight, 12:00 AM EST on March 10, 2014.

•	By Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the reply envelope provided.

Street Name Unitholders: Street name Unitholders may generally vote their Units or submit a proxy to have their Units voted by one of the following methods:

•	By Methods Listed on the Voting Instruction Form. Please refer to your voting instruction form or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the internet, following the instructions on the voting instruction form or other information provided by the record holder.

•	By Mail. You may indicate your vote by completing, signing and dating your voting instruction form and returning it in the reply envelope provided.

•	In Person with a Proxy from the Record Holder. You may vote in person at the Special Meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the voting instruction form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Special Meeting.

How will my proxy vote my units?

If you properly submit your proxy and voting instructions by mail, telephone or internet, as applicable, your Units will be voted as you direct. If you submit your proxy by mail, telephone or internet, as applicable, but do not specify how you want your Units voted, they will be voted as recommended by the Board of Directors. Also, you will give your proxies authority to vote, using their discretion, on any other business that properly comes before the meeting.

Can I vote by proxy even if I plan to attend the Special Meeting?

Yes. If you vote by proxy and decide to attend the Special Meeting, you do not need to fill out a ballot at the meeting, unless you want to change your vote.

Can I revoke my proxy or change my vote?

Yes. If you are a Unitholder of record, you can revoke your proxy or change your vote at any time before your proxy is exercised by:

•	submitting written notice to our Secretary at QR Energy, LP, 1401 McKinney Street, Suite 2400, Houston, Texas 77010 no later than March 10, 2014 that you are revoking your proxy or changing your vote;

•	submitting another proxy with new voting instructions by telephone, mail or the internet voting system; or

•	attending the meeting and voting your units in person.

If you are a street name Unitholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

MATTERS YOU ARE VOTING ON

Proposal No. 1: Approval of the First Amendment to the QRE GP, LLC Long-Term Incentive Plan

This proposal is to approve the First Amendment in order to approve the increase in the maximum number of Common Units that may be granted as equity-based awards under the LTIP. This proposal is also to approve the modification of an administrative counting provision, as further described in Proposal No. 1. See Proposal No. 1 on page 37. The Board of Directors recommends a vote “FOR” this proposal.

Proposal No. 2: Approval of the Adjournment of the Special Meeting

This proposal is to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve Proposal No. 1. See Proposal No. 2 on page 44. The Board of Directors recommends a vote “FOR” this proposal.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS

IN THE FIRST AMENDMENT TO THE QRE GP, LLC LONG-TERM INCENTIVE PLAN

The officers and employees of our general partner, its affiliates and our subsidiaries and the members of the Board of Directors of our general partner will be eligible to receive awards under the Amended LTIP if it is approved. In addition, the Amended LTIP provides for indemnification of the Board of Directors of the our general partner or such committee as may be appointed by the Board to administer the Amended LTIP to the fullest extent permitted by law, with respect to determinations made in connection with the Amended LTIP. Accordingly, the members of the Board of Directors and the executive officers of our general partner have a substantial interest in the approval of the LTIP Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED UNITHOLDER MATTERS

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes information about our equity compensation plans as of December 31, 2013:

As of January 27, 2014, the following table sets forth the beneficial ownership of our common, Class B, general partner and convertible preferred units that are owned by:

•	Each person beneficially owned more than 5% of the then outstanding units;

•	Each director and director nominee of our general partner;

•	Each named executive officer of our general partner; and

•	All directors, director nominees and executive officers of our general partner as a group.

Name of Beneficial Owner (1)	Common Units to be Beneficially Owned (2), (4)	Percentage of Common Units to be Beneficially Owned	Class B Units to be Beneficially Owned	Percentage of Class B Units to be Beneficially Owned	Preferred Class C Units to be Beneficially Owned	Percentage of Preferred Class C Units to be Beneficially Owned
The Fund (4)	7,145,866	12.0%		0%	16,666,667	100.0%
Donald D. Wolf (18)	6,000	0.1%		0%	—	0.0%
Alan L. Smith (4), (9), (10), (11), (13), (19)	7,336,853	12.3%	6,133,558	100%	16,666,667	100.0%
John H. Campbell, Jr. (4), (9), (10), (11), (12), (19)	7,267,778	12.2%	6,133,558	100%	16,666,667	100.0%
Cedric W. Burgher (3)	201,170	0.1%		0%	—	0.0%
Mark Castiglione (6),	42,632	0.1%		0%	—	0.0%
Paul W. Geiger, III (7)	66,022	0.1%		0%	—	0.0%
Patrick Wagner (5)	32,293	0.1%		0%	—	0.0%
Gregory S. Roden (8)	55,089	0.1%		0%	—	0.0%
Toby R. Neugebauer (4), (9), (10), (19)	7,145,866	12.0%	6,133,558	100%	16,666,667	100.0%
S. Wil VanLoh, Jr. (4), (9), (10), (19)	7,145,866	12.0%	6,133,558	100%	16,666,667	100.0%
Donald E. Powell (14), (15)	33,240	0.1%		0%	—	0.0%
Stephen A. Thorington (14), (16)	44,540	0.1%		0%	—	0.0%
Richard K. Hebert (14), (17)	22,807	0.1%		0%	—	0.0%
All directors, director nominees and executive officers of our general partner as a group	7,962,558	13.3%	6,133,558	100%	16,666,667	100.0%

(1)	The address for all beneficial owners in this table is 5 Houston Center, 1401 McKinney Street, Suite 2400, Houston, Texas 77010.
(2)	Includes common units that were awarded as LTIP units and common units purchased in the directed unit program at the closing of the IPO, and units purchased in the open market.
(3)	Includes 5,000 units acquired by Mr. Burgher as part of the directed unit program; 75,000 units awarded to Mr. Burgher under the LTIP program upon the consummation of the IPO; 10,000 units awarded to Mr. Burgher under the LTIP program as part of his 2010 compensation; less 4,583 units deducted to cover withholding taxes occurring upon the vesting of 18,333 LTIP units on December 22, 2011; 47,237 units awarded to Mr. Burgher under the LTIP program as part of his 2012 compensation less 3,968 units deducted to cover withholding taxes occurring upon the vesting of 15,000 LTIP units on October 1, 2012; less 960 units deducted to cover withholding taxes occurring upon the vesting of 3,333 LTIP units on December 22, 2012; 69,444 units awarded to Mr. Burgher under the LTIP program as part of his 2013 compensation; and 3,600 common units purchased on the open market by Mr. Burgher on December 10, 2012. In addition, Mr. Burgher holds an indirect beneficial ownership interest in 400 common units held by members of his immediate family.
(4)	The 7,145,866 Subordinated Units were converted into common units on December 22, 2012.

(5)	Includes 16,624 common units awarded to Mr. Wagner under the LTIP program as part of his 2012 compensation; and 16,806 common units awarded to Mr. Wagner under the LTIP program as part of his 2013 compensation, less 1,137 units deducted to cover withholding taxes occurring upon the vesting of 4,156 units on July 1, 2013.
(6)	Includes 5,325 common units awarded to Mr. Castiglione under the LTIP program as part of his 2011 compensation; 1,000 common units acquired by Mr. Castiglione on December 22, 2010 as part of the directed unit program; 2,000 common units purchased on the open market by Mr. Castiglione on November 22, 2011; 2,500 common units purchased on the open market by Mr. Castiglione on May 14, 2012; and 16,624 common units awarded to Mr. Castiglione under the LTIP program as part of his 2012 compensation; and 16,806 common units awarded to Mr. Castiglione under the LTIP program as part of his 2013 compensation less 1,137 units deducted to cover withholding taxes occurring upon the vesting of 4,156 LTIP units on July 1, 2013; less 486 units deducted to cover withholding taxes occurring upon the vesting of 1,775 LTIP units on November 1, 2013.
(7)	Includes 4,100 common units acquired by Mr. Geiger as a part of the directed unit program; 4,750 common units awarded to Mr. Geiger under the LTIP program upon the consummation of the IPO; 5,000 common units purchased on the open market by Mr. Geiger on May 16, 2012; 23,496 common units awarded to Mr. Geiger under the LTIP program as part of his 2012 compensation; 3,200 common units purchased on the open market by Mr. Geiger on November 14, 2012; 9,500 common units purchased on the open market by Mr. Geiger on December 13, 2012 (less 396 common units deducted to cover withholding taxes occurring upon the vesting of 1,583 LTIP units on December 22, 2011); 16,806 common units awarded to Mr. Geiger under the LTIP program as part of his 2013 compensation less 434 units deducted to cover withholding taxes occurring upon the vesting of 1,584 LTIP units on December 22, 2013.
(8)	Includes 10,000 common units awarded to Mr. Roden as part of his 2010 compensation; 2,000 common units purchased on the open market by Mr. Roden on June 2, 2011; 2,300 common units purchased on the open market by Mr. Roden on May 16, 2012; and 23,496 common units awarded to Mr. Roden under the LTIP program as part of his 2012 compensation; and 18,056 common units awarded to Mr. Roden under the LTIP program as part of his 2013 compensation; less 1,763 common units deducted to cover withholding taxes occurring upon the vesting of 6,446 LTIP units on July 1, 2013. In addition, Mr. Roden holds an indirect beneficial ownership interest in 1,000 common units owned by members of his immediate family.
(9)	QA Global GP, LLC (“Holdco GP”) may be deemed to beneficially own the interests in us held by Quantum Resources A1, LP (“QRA”), Quantum Resources B, LP (“QRB”), Quantum Resources C, LP (“QRC”), QAB Carried WI, LP (“QAB”), QAC Carried WI, LP (“QAC”) and Black Diamond Resources, LLC (“Black Diamond”). Holdco GP is the sole general partner of QA Holdings, LP, which is the sole owner of QA GP, LLC, which is the sole general partner of The Quantum Aspect Partnership, LP, which is the sole general partner of each of QRA, QRB and QRC. QAB, QAC and Black Diamond are wholly owned by QA Holdings, LP. QRA, QRB, QRC, QAB, QAC and Black Diamond hold the following limited partner interests in us:

•	QRA owns 6,533,194 Common Units and 15,066,277 Class C Preferred Units;

•	QRB owns 117,825 Common Units and 453,041 Class C Preferred Units;

•	QRC owns 209,150 Common Units and 478,604 Class C Preferred Units;

•	QAB owns 2,405 Common Units and 9,246 Class C Preferred Units;

•	QAC owns 4,268 Common Units and 16,412 Class C Preferred Units; and

•	Black Diamond owns 279,024 Common Units and 643,087 Class C Preferred Units.

•	Three directors of our general partner, Messrs. Wolf, Neugebauer and VanLoh, and two directors and executive officers of our general partner, Messrs. Smith and Campbell, are also members of the board of directors of HoldCo GP, and as such, are entitled to vote on decisions to vote, or to direct to vote, and to dispose, or to direct the disposition of, the common units held by the Fund but cannot individually or together control the outcome of such decisions. HoldCo GP and Messrs. Wolf, Neugebauer, VanLoh, Smith and Campbell disclaim beneficial ownership of the Common Units and Class C Preferred Units held by the Fund.

(10)	Our general partner, QRE GP, LLC is owned 50% by an entity controlled by Messrs. Neugebauer and VanLoh and 50% by an entity controlled by Messrs. Smith and Campbell. As indirect owners of our general partner, Messrs. Neugebauer, VanLoh, Smith and Campbell share in distributions made by us with respect to units held by our general partner in proportion to their respective ownership interests and with respect to payments made to our general partner relating to the management incentive fee. Messrs. Neugebauer, VanLoh, Smith and Campbell, by virtue of their ownership interest in our general partner, may be deemed to beneficially own the units held by our general partner.
(11)	Includes 8,985 common units awarded to each Mr. Smith and Mr. Campbell under the LTIP program as part of their 2011 compensation.
(12)	Includes 30,000 common units purchased on the open market by Mr. Campbell on June 2, 2011; and 38,483 common units awarded to Mr. Campbell under the LTIP programs part of his 2012 compensation (28,862 of which are subject to a performance based adjustment to be determined at the end of three years based on a matrix that considers a combination of total unit returns and unit performance relative to the Partnership’s peers); and 44, 444 common units awarded to Mr. Campbell under the LTIP program as part of his 2013 compensation (33,333 of which are subject to a performance based adjustment to be determined at the end of three years based on a matrix that considers a combination of total unit returns and unit performance relative to the Partnership’s peers).
(13)	Includes 50,000 common units acquired by Mr. Smith as a part of the directed unit program; less 918 common units deducted to cover withholding taxes occurring upon the vesting of 2,995 LTIP units on March 9, 2012; and 49,478 common units awarded to Mr. Smith under the LTIP program as part of his compensation for 2012 (37,109 of which are subject to a performance based adjustment to be determined at the end of three years based on a matrix that considers a combination of total unit returns and unit performance relative to the Partnership’s peers); and 55,556 common units awarded to Mr. Smith under the LTIP program as part of his compensation for 2013 (41,667 of which are subject to a performance based adjustment to be determined at the end of three years based on a matrix that considers a combination of total unit returns and unit performance relative to the Partnership’s peers); less 978 common units deducted to cover withholding taxes occurring upon the vesting of 2,995 LTIP units on March 9, 2013; less 1,136 common units deducted to cover withholding taxes occurring upon the vesting of 4,123 LTIP units on July 1, 2013.
(14)	Includes 3,750 fully vested units awarded to each Mr. Powell and Mr. Thorington under the LTIP program upon their appointment as directors of the general partner; and 4,123 fully vested units awarded to each Mr. Powell, Mr. Hebert, and Mr. Thorington under the LTIP program as part of their compensation for 2012; and 6,667 fully vested units awarded to each Mr. Powell, Mr. Hebert, and Mr. Thorington under the LTIP program as part of their compensation for 2013.
(15)	Includes 2,000 common units purchased on the open market by Mr. Powell on June 3, 2011; 1,082 common units purchased on the open market by Mr. Powell on November 17, 2011; 2,918 common units purchased on the open market by Mr. Powell on November 18, 2011; 1,000 common units purchased on the open market by Mr. Powell on November 21, 2011; 3,000 common units purchased on the open market by Mr. Powell on May 14, 2012; 4,000 common units purchased on the open market by Mr. Powell on May 15, 2012; 500 common units purchased on the open market by Mr. Powell on May 16, 2012; 2,000 common units purchased on the open market by Mr. Powell on May 18, 2012; 2,200 common units purchased on the open market by Mr. Powell on June 4, 2012.
(16)	Includes 20,000 common units acquired by Mr. Thorington under the directed unit program; 8,800 common units purchased on the open market by Mr. Thorington on May 14, 2012; and 1,200 common units purchased on the open market by Mr. Thorington on May 15, 2012.
(17)	Includes 1,817 fully vested common units awarded to Mr. Hebert under the LTIP program upon his appointment as a director of the general partner on July 1, 2011; 5,000 common units purchased on the open market by Mr. Hebert on November 17, 2011; 200 common units purchased on the open market by Mr. Hebert on December 6, 2011; and 5,000 common units purchased on the open market by Mr. Hebert on May 18, 2012.
(18)	Includes 6,000 common units purchased on the open market by Mr. Wolf on May 14, 2012.
(19)

The Class B Units are held by our General Partner, QRE GP, LLC. Our General Partner is owned 50% by an entity controlled by Messrs. Neugebauer and VanLoh and 50% by an entity controlled by Messrs. Smith and

Campbell. As indirect owners of our General Partner, Messrs. Neugebauer, VanLoh, Smith and Campbell share in the distributions of and from the Class B Units held by the General Partner in proportion to their respective ownership interests. Messrs. Neugebauer, VanLoh, Smith and Campbell, by virtue of their ownership interest in our General Partner, may be deemed to beneficially own the Class B Units of our General Partner.

Ownership in Our General Partner by the Management of the Fund

As of December 31, 2013, entities controlled by affiliates of the Fund owned our general partner and a 29.2% limited partner interest in the Partnership from its ownership in our common units and preferred units. In addition, the general partner owns a 0.1% general partner interest in the Partnership, represented by 51,036 general partner units, and the general partner owns 6,133,558 Class B units.

Contracts with the Fund and Its Affiliates

Our general partner has entered into agreements with the Fund and its affiliates. The following is a description of those agreements.

Services Agreement

On December 22, 2010, in connection with the closing of the IPO, our general partner entered into a Services Agreement (the “Services Agreement”) with Quantum Resources Management, pursuant to which Quantum Resources Management will provide the administrative and acquisition advisory services necessary to allow our general partner to manage, operate and grow our business. Under the Services Agreement, from the closing of the IPO through December 31, 2012, Quantum Resources Management was entitled to a quarterly administrative services fee equal to 3.5% of the Adjusted EBITDA, as defined in the Services Agreement, generated by us during the preceding quarter, calculated prior to the payment of the fee. During the period from the closing of the IPO through December 31, 2010, and for the years ended December 31, 2011 and December 31, 2012, we incurred $0.1 million, $2.5 million and $7.3 million for the administrative services fee under the Services Agreement.

Beginning on January 1, 2013, QRM is entitled to a quarterly reimbursement of general and administrative charges based on the allocation of charges between the Fund and us based on the estimated use of such services by each party. The fee includes direct expenses plus an allocation of compensation costs based on employee time expended and other indirect expenses based on multiple operating metrics. If the Fund or its affiliates raise a second fund, the quarterly administrative services costs will be further divided to include an allocation to the second fund as well. The allocation methodology was developed with the assistance of a third-party consultant with extensive experience in this area. These fees will be included in general and administrative expenses in our consolidated statement of operations. QRM has the discretion to determine in good faith the proper allocation of the charges pursuant to the Services Agreement.

Omnibus Agreement

On December 22, 2010, in connection with the closing of the IPO, we entered into an Omnibus Agreement (the “Omnibus Agreement”) by and among the Partnership, our general partner, OLLC, the Fund Entities, the Predecessor and QA Global.

Under the terms of the Omnibus Agreement, the Fund Entities will offer us the first opportunity to purchase properties that it may offer for sale, so long as the properties consist of at least 70% proved developed producing reserves. The 70% threshold is a value-weighted determination made by the Fund Entities. Additionally, the Fund Entities will allow us to participate in at least 25% of any acquisition opportunity to the extent that it invests any of the remaining $113.2 million of its unfunded committed equity capital and so long as at least 70% of the allocated value of such acquisition opportunity is attributable to proved developed producing reserves. These contractual obligations will remain in effect for five years after the date of the Omnibus Agreement.

The Omnibus Agreement provides that the Fund Entities will indemnify us in connection with those assets contributed to us at the closing of the IPO against income taxes attributable to pre-closing operations as of the closing date of the IPO. The Fund indemnification obligation will terminate upon the expiration of the applicable statute of limitations with respect to income taxes.

Long–Term Incentive Awards / Plan

On December 22, 2010, in connection with the closing of the IPO, the board of directors of the general partner adopted the QRE GP, LLC Long Term Incentive Plan (the “LTIP”) for employees, officers, consultants and directors and consultants of the general partner and those of its affiliates, including Quantum Resources Management, who perform services for us. The LTIP consists of unit options, restricted units, phantom units, unit appreciation rights, distribution equivalent rights, other unit-based awards and unit awards. The purpose of awards under the LTIP is to provide additional incentive compensation to employees providing services to us and to align the economic interests of such employees with the interests of our unitholders. The LTIP limits the number of common units that may be delivered pursuant to awards under the plan to 1.8 million units. Common units cancelled, forfeited or withheld to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards. As of December 31, 2013, 1,390,459 restricted unit awards had been granted under the LTIP.

Purchase and Sale Agreement

On December 28, 2012, the Fund sold the December 2012 Transferred Properties pursuant to a purchase and sale agreement by and among the Fund, the Partnership and OLLC in exchange for $28.6 million in cash, after customary purchase price adjustments, and the assumption of $115 million in debt. The December 2012 Transaction was accounted for as a transaction between entities under common control whereby the December 2012 Transferred Properties were recorded at historical book value. As such, the value of the cash and assumed debt in excess of the net assets contributed by the Fund was deemed a $68.9 million distribution to the Predecessor and allocated pro rata to the general partner and existing limited partners.

On October 3, 2011 we completed the acquisition of the October 2011 Transferred Properties including certain oil and gas properties located in the Permian Basin, Ark-La-Tex and Mid-Continent areas from the Fund for an aggregate purchase price of $578.8 million, pursuant to the Purchase Agreement with an effective date of October 1, 2011.

In exchange for the October 2011 Transferred Properties, we assumed $227.0 million in debt from the Fund, which was repaid at closing and issued to the Fund 16,666,667 unregistered Class C Convertible Preferred Units (“Preferred Units”). The Preferred Units will receive a preferred quarterly distribution of $0.21 per Preferred Unit equal to a 4.0% annual coupon on the par value of $21.00, for the first three years following the date of issuance. Three years following the quarter of the October 2011 Transaction, the quarterly cash distribution will be equal to the greater of (a) $0.475 per Preferred Unit or (b) the cash distribution payable on each of our common units for such quarter. The Preferred Units are convertible, subject to certain limitations, into common units representing limited partner interests in us on a one-to-one basis, subject to adjustment.

Registration Rights Agreement

In connection with the acquisition of the October 2011 Transferred Properties, on October 3, 2011, we entered into a Registration Rights Agreement with the Fund (the “Registration Rights Agreement”), which granted certain registration rights to the Fund, including rights to (a) cause the Partnership to file with the SEC up to five shelf registration statements under the Securities Act for the resale of the common units to be issued upon conversion of the Preferred Units, and in certain circumstances, the resale of the Preferred Units, and (b) participate in future underwritten public offerings of our common units.

The Fund may exercise its right to request that a shelf registration statement be filed any time after June 1, 2012. In addition, we agreed to use commercially reasonable efforts (a) to prepare and file a shelf registration statement within 60 days of receiving a request from the Fund and (b) to cause the shelf registration statement to be declared effective by the SEC no later than 180 days after its filing. The Registration Rights Agreement contains customary representations, warranties and covenants, and customary provisions regarding rights of indemnification between the parties with respect to certain applicable securities law liabilities. No such request has been made as of the date of this report.

Distributions of Available Cash to Our General Partner and Affiliates

We will generally make cash distributions to our common unitholders and Class B unitholders and general partner pro rata, including our general partner and our affiliates. As of December 31, 2013, our general partner and its affiliates held 7,145,866 common units, all of the preferred units and 51,036 general partner units. We distributed less than $0.1 million to our general partner during the year ended December 31, 2013. Preferred units receive a separate cash distribution in accordance with our Partnership Agreement.

General Partner Management Incentive Fee

Entities owned or controlled by the following individuals received the following Management Incentive Fees during 2013: (a) Alan Smith’s entity received $407,781, (b) John Campbell’s entity received $402,931, (c) Wil VanLoh’s entity received $823,633, and (d) Toby Neugebauer’s entity received $823,633. Each of the Management Incentive Fee amounts paid to Messrs, Smith, Campbell, VanLoh and Neugebauer reported above are net of Don Wolf’s share of the 2013 Management Incentive Fee of $40,944 and Cedric Burgher’s share of the 2013 Management Incentive Fee of $8,327. Don Wolf’s share was paid 37% by an entity controlled by Alan Smith and John Campbell and 63% by an entity controlled by Wil VanLoh and Toby Neugebauer. Cedric Burgher’s share was paid 50% by an entity controlled by Alan Smith and John Campbell and 50% by an entity controlled by Wil VanLoh and Toby Neugebauer.

Entities owned or controlled by the following individuals received the following Class B Distributions from Converted Management Incentive Fees during 2013: (a) Alan Smith’s entity received $796,884, (b) John Campbell’s entity received $775,944, (c) Wil VanLoh’s entity received $3,108,145, and (d) Toby Neugebauer’s entity received $3,108,145. Each of the distribution amounts paid to Messrs, Smith, Campbell, VanLoh and Neugebauer reported above are net of Don Wolf’s share of the 2013 Class B Distribution of $121,330. Don Wolf’s share was paid 26% by an entity controlled by Alan Smith and John Campbell and 74% by an entity controlled by Wil VanLoh and Toby Neugebauer.

General Partner’s Right to Convert Management Incentive Fee into Class B Units

From and after the end of the subordination period and subject to the limitations described below, our general partner will have the continuing right, at any time when it has received all or any portion of the management incentive fee for three full consecutive quarters and shall be entitled to receive all or a portion of the management incentive fee for a fourth consecutive quarter, to convert into Class B units up to 80%, such percentage actually converted being referred to as the Applicable Conversion Percentage, of the management incentive fee for the fourth quarter in lieu of receiving a cash payment for such portion of the management incentive fee. Any Conversion Election made during a quarter must be made before payment of the management incentive fee in respect of the previous quarter and will be effective as of the first day of such quarter, and the Class B units issued upon such conversion will be entitled to distributions as if they were outstanding on the first day of such quarter.

The number of Class B units (rounded to the nearest whole number) to be issued in connection with such a conversion will be equal to (a) the product of: (i) the Applicable Conversion Percentage; and (ii) the average of the management incentive fee paid to our general partner for the quarter immediately preceding the quarter for which such fee is to be converted and the management incentive fee payable to our general partner for the quarter for which such fee is to be converted, divided by (b) the cash distribution per unit for the most recently completed quarter.

We refer to such conversion as a “Conversion Election.” The reduction in the management incentive fee as a result of any conversion will directly offset the increase in distributions required by the newly issued Class B units.

In the event of such Conversion Election, unless we experience a change of control, our general partner will not be permitted to exercise the Conversion Election again until (i) the completion of the fourth full calendar quarter following the previous Conversion Election and (ii) the Gross Management Incentive Fee Base has increased to 115% of the Gross Management Incentive Fee Base as of the immediately preceding conversion date.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a Code of Business Conduct and Ethics that sets forth our policies for the review, approval and ratification of transactions with related persons. Pursuant to our Code of Business Conduct and Ethics, a director is expected to bring to the attention of the Chief Executive Officer or the board of directors of our general partner any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or our general partner on the other. The resolution of any such conflict or potential conflict will be addressed in accordance with the Fund’s and our general partner’s organizational documents and the provisions of our partnership agreement. The resolution may be determined by disinterested directors, our general partner’s board of directors, or the conflicts committee of our general partner’s board of directors.

Under our Code of Business Conduct and Ethics, any executive officer of our general partner is required to avoid conflicts of interest unless approved by the board of directors. The board of directors of our general partner has a standing conflicts committee comprised of at least one independent director and will determine whether to seek the approval of the conflicts committee in connection with future acquisitions of oil and natural gas properties from the Fund or its affiliates. In addition to acquisitions from the Fund or its affiliates, the board of directors of our general partner will also determine whether to seek conflicts committee approval to the extent we act jointly to acquire additional oil and natural gas properties with the Fund. In the case of any sale of equity or debt by us to an owner or affiliate of an owner of our general partner, our practice is to obtain the approval of the conflicts committee of the board of directors of our general partner for the transaction. The conflicts committee is entitled to hire its own financial and legal advisors in connection with any matters on which the board of directors of our general partner has sought the conflicts committee’s approval.

The Fund is free to offer properties to us on terms it deems acceptable, and the board of directors of our general partner (or the conflicts committee) is free to accept or reject any such offers, negotiating terms it deems acceptable to us. As a result, the board of directors of our general partner (or the conflicts committee) will decide, in its sole discretion, the appropriate value of any assets offered to us by the Fund. In so doing, we expect the board of directors (or the conflicts committee) will consider a number of factors in its determination of value, including, without limitation, production and reserve data, operating cost structure, current and projected cash flows, financing costs, the anticipated impact on distributions to our unitholders, production decline profile, commodity price outlook, reserve life, future drilling inventory and the weighting of the expected production between oil and natural gas. We expect that the Fund will consider a number of the same factors considered by the board of directors of our general partner to determine the proposed purchase price of any assets it may offer to us in future periods. In addition to these factors, given that the Fund is our largest unitholder, the Fund may consider the potential positive impact on its underlying investment in us by offering properties to us at attractive purchase prices. Likewise, the Fund may consider the potential negative impact on its underlying investment in us if we are unable to acquire additional assets on favorable terms, including the negotiated purchase price.

Director Independence

The NYSE does not require a listed publicly traded partnership, such as ours, to have a majority of independent directors on the board of directors of our general partner. For a discussion of the independence of the board of directors of our general partner, please see Directors, Executive Officers and Corporate Governance – Committees of the Board of Directors and Independence Determination.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

As is the case with many publicly traded partnerships, we do not directly employ officers, directors or employees. Our operations and activities are managed by Quantum Resources Management, an affiliate of our general partner. References herein to our officers, directors and employees are references to the officers, directors and employees of Quantum Resources Management.

Our general partner is not elected by our unitholders and will not be subject to re–election on a regular basis in the future. Unitholders will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. Our general partner is owned by entities controlled by affiliates of Quantum Energy Partners and the Fund.

Our general partner owes a fiduciary duty to our unitholders. However, our partnership agreement contains provisions that reduce the fiduciary duties our general partner owes to our unitholders. Our general partner will be liable for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made expressly nonrecourse to it. Whenever possible, our general partner therefore may cause us to incur indebtedness or other obligations that are nonrecourse to it.

Board Leadership Structure and Role in Risk Oversight

Leadership of our general partner’s board of directors is vested in a chairman of the board. Although our Chief Executive Officer currently does not serve as chairman of the board of directors of our general partner, we currently have no policy prohibiting our current or any future chief executive officer from serving as chairman of the board. The board of directors, in recognizing the importance of the board of directors having the ability to operate independently, determined that separating the roles of chairman of the board and Chief Executive Officer is advantageous for us and our unitholders. Our general partner’s board of directors has also determined that having the Chief Executive Officer serve as a director enhances understanding and communication between management and the board of directors, allows for better comprehension and evaluation of our operations and ultimately improves the ability of the board of directors to perform its oversight role.

The management of enterprise-level risk may be defined as the process of identification, management and monitoring of events that present opportunities and risks with respect to the creation of value for our unitholders. The board of directors of our general partner has delegated to management the primary responsibility for enterprise-level risk management, while retaining responsibility for oversight of our executive officers in that regard. Our executive officers offer an enterprise-level risk assessment to the board of directors at least once every year.

Directors and Executive Officers

The following table sets forth certain information regarding the current directors and executive officers of our general partner. There are no family relationships among any of the current directors and executive officers of our general partner. The directors and officers of our general partner serve at the discretion of the board of directors.

Name	Age	Position with our General Partner
Alan L. Smith	51	Chief Executive Officer and Director
John H. Campbell, Jr.	56	President, Chief Operating Officer and Director
Cedric W. Burgher	53	Chief Financial Officer
Mark P. Castiglione	42	Sr. Vice President, Business Development
Patrick Wagner	49	Sr. Vice President, Western Business Unit
Paul W. Geiger, III	42	Sr. Vice President, Eastern Business Unit
Gregory S. Roden	55	Sr. Vice President, Secretary and General Counsel
Toby R. Neugebauer	43	Director
Donald E. Powell (1)	72	Director
Stephen A. Thorington (2)	58	Director
S. Wil VanLoh, Jr.	43	Director
Richard K. Hebert (3)	62	Director
Donald D. Wolf	70	Chairman of the Board

(1)	Chairman of the conflicts committee and member of the audit committee and the compensation committee.
(2)	Chairman of the audit committee and member of the conflicts committee and the compensation committee.
(3)	Chairman of the compensation committee and member of the audit committee and the conflicts committee.

Our general partner’s directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified. Officers serve at the discretion of the board of directors. There are no family relationships among any of our general partner’s directors or executive officers. In selecting and appointing directors to the board of directors, the owners of our general partner do not intend to apply a formal diversity policy or set of guidelines. However, when appointing new directors, the owners of our general partner will consider each individual director’s qualifications, skills, business experience and capacity to serve as a director, as described below for each director, and the diversity of these attributes for the board of directors as a whole.

Alan L. Smith is the Chief Executive Officer and a member of the board of directors of our general partner. Mr. Smith also serves as a Venture Partner and is a member of the Investment Committee with Quantum Energy Partners. Prior to becoming the Chief Executive Officer of Quantum Resources Management in 2009, Mr. Smith served as a Managing Director with Quantum Energy Partners and as Chairman of Chalker Energy Partners II, LLC, both beginning in 2006. From 2003 until 2006, Mr. Smith served as the President and CEO of Chalker Energy Partners I, LLC, a private oil and natural gas exploration and production company he co-founded, which was funded by Quantum Energy Partners. From 2001 until 2003, Mr. Smith served as the Vice President of Business Development at Ocean Energy, Inc. and from 1999 to 2001 he was the Asset Manager for an onshore business unit at Ocean Energy. Prior to 1999, Mr. Smith served in positions of increasing responsibility at XPLOR Energy, Inc., Ryder Scott Company, Burlington Resources and Vastar Resources/ARCO Oil and Gas Company. From June 2006 to June 2007, Mr. Smith served on the board of directors of Linn Energy, LLC. Mr. Smith currently serves on the board of QA Global GP, LLC, the entity controlling the Fund. He also has been a board member of certain entities of Chalker Energy Partners since 2003, and was a board member of Vantage Energy, LLC from 2006 to 2011. He serves as a board member for the Southeastern Region Independent Petroleum Association of America (“IPAA”), an advisory board member of the A&D Watch, a Hart’s publication, and also serves in an advisory capacity to the Texas Tech Department of Petroleum Engineering. Mr. Smith is also a member of the Gulf States chapter of the Young Presidents’ Organization. We believe that

Mr. Smith’s extensive experience in the energy industry and his relationships with Quantum Resources Management and Quantum Energy Partners, particularly his service as the Chief Executive Officer of Quantum Resources Management, bring important experience and skill to the board of directors.

John H. Campbell, Jr. is the President and Chief Operating Officer and a member of the board of directors of our general partner. Mr. Campbell also serves as a Venture Partner with Quantum Energy Partners. Prior to becoming the President and Chief Operating Officer of Quantum Resources Management in 2009, Mr. Campbell served as a Managing Director with Quantum Energy Partners beginning in 2003. Prior to joining Quantum Energy Partners in 2003, Mr. Campbell served as Senior Vice President Operations for North America Onshore for Ocean Energy, Inc. from 1998 to 2003, where he was responsible for the company’s extensive onshore oil and natural gas operations. He joined Ocean in 1998 from Burlington Resources, Inc. where, over a period of eleven years, he served in a variety of engineering, operational and management positions. Prior to Burlington, he was a field engineer with Schlumberger Ltd. from 1982 to 1985. Over the years, he has led the technical and capital allocation efforts for major onshore and offshore assets, as well as the evaluation of numerous property acquisitions and mergers. Mr. Campbell also serves on the board of QA Global GP, LLC, the entity controlling the Fund. We believe that Mr. Campbell’s extensive experience in the energy industry, particularly his background and experience in the engineering and operational aspects of exploration and production activities, bring important experience and skill to the board of directors.

Cedric W. Burgher has been the Chief Financial Officer of our general partner since its inception in 2010. Mr. Burgher formerly served as a Managing Director of Quantum Energy Partners from May 2008 to October 2010. Since 2009, Mr. Burgher has served as a director of Quantum Energy Partners’ portfolio company, Chalker Energy Partners II and III, LLC. Prior to joining Quantum, Mr. Burgher served as the Chief Financial Officer of KBR, Inc., a global engineering, construction and services company, from 2005 until 2008. Prior to KBR, Mr. Burgher served as the Chief Financial Officer of Burger King Corporation, and prior to that he held management positions with Halliburton Company, Enron, EOG Resources and Baker Hughes following several years in the banking industry. Mr. Burgher is a Chartered Financial Analyst (CFA).

Mark Castiglione is Senior Vice President, Business Development for QR Energy. Mr. Castiglione also serves as Senior Vice President, Business Development for Quantum Resources Management. He is responsible for leading the company’s business development, acquisition and divestiture efforts. Prior to joining Quantum in early 2010, Mark was the Vice President of Acquisitions & Divestitures for El Paso Corporation from November 2009 to February 2010. He served as Vice President – Business Development for El Paso Exploration & Production from June 2008 to October 2009 and as Director – Business Development from March 2007 to June 2008. Mark’s background includes oil and gas experience in business development, corporate finance, asset management and engineering. His positions prior to El Paso include Group Lead of the Deep Bossier Development for EnCana Oil & Gas (USA) Inc. and Manager of Worldwide Acquisitions & Divestitures for Burlington Resources. Mark also previously held positions in the investment banking group of Simmons & Company International and Enron Corporation. He began his career as reservoir engineer for Burlington Resources in the San Juan Basin. Mark serves on the advisory board of the department of Petroleum Engineering at Texas Tech University.

Paul W. Geiger, III serves as Senior Vice President, Eastern Business Unit for QR Energy. Mr. Geiger also serves as Senior Vice President, Eastern Business Unit for Quantum Resources Management. He has responsibility for production engineering, asset operations and exploitation in the Ark-La-Tex and Gulf Coast areas. Paul’s background in domestic onshore operations management and engineering, enhanced oil recovery, and technical and business optimization of assets allow him to lead his team to excellence and best-in-class performance. Prior to joining Quantum in 2009, Paul was employed by Anadarko Petroleum where he served as U.S. Business Development Manager from 2006 to 2008, Manager EHS, Regulatory U.S. Onshore from 2005 to 2006 and as Production Manager from 1998 to 2002. Paul has also served in production operations management, HSE, business, and technical positions of increasing responsibility with Southwestern Energy, Howell Petroleum and Burlington Resources (Meridian Oil).

Patrick J. Wagner is Senior Vice President, Western Business Unit for QR Energy. Mr. Wagner also serves as Senior Vice President, Western Business Unit for Quantum Resources Management. He is responsible for managing the companies’ efforts to maximize asset value in the Permian Basin and Mid-Continent areas. Prior to joining Quantum in early 2012, Pat served as a Managing Director at Scotia Waterous from November 2010 to January 2012, the oil and gas arm of Scotiabank, where he managed the firm’s U.S. technical team and provided technical leadership for mergers, acquisitions and divestitures. Before joining Scotia in 2010, Pat was Vice President of Gulf of Mexico for Devon Energy from June 2009 to August 2010. Pat served as Vice President, Gulf Shelf for Devon Energy from January 2007 to May 2009 and as Manager, International Exploitation from May 2003 to December 2006. Pat played a lead role in Devon’s $4 billion divestiture of their assets in 2010. Prior to joining Devon, Pat served as a Reservoir Engineer Specialist for Ocean Energy from May 2000 to June 2001, as Manager, Acquisitions and Divestitures from June 2001 to February 2002, and as Manager, International Exploitation from February 2002 to April 2004. Prior to joining Ocean, Pat was a Senior Vice President and led the Houston office of a petroleum consulting firm. He began his career as a Project Engineer with Exxon Company, U.S.A.

Gregory S. Roden is the Senior Vice President and General Counsel of our general partner. Since 2009, Mr. Roden has served as Vice President and General Counsel of Quantum Resources Management. From 2005 to 2009, Mr. Roden was Senior Counsel for Devon Energy supporting their Southern and Gulf of Mexico Divisions. From 2003 to 2005, Mr. Roden worked for BP on various LNG regasification projects in the U.S. and in support of BP’s products trading floor. Mr. Roden served as Ocean Energy’s Assistant General Counsel for Onshore Domestic Operations from 2000 to 2003. Mr. Roden commenced his legal practice in 1992 as an oil and natural gas attorney specializing in acquisitions and divestitures with Akin, Gump, Strauss, Hauer and Feld, LLP. Prior to becoming an attorney, Mr. Roden worked from 1980 to 1989 for Exxon Company USA as an engineer in various natural gas production, processing, marketing and management positions.

Toby R. Neugebauer is a member of the board of directors of our general partner. Since 1998, Mr. Neugebauer has been a Managing Partner of Quantum Energy Partners, a private equity firm specializing in the energy industry which he co-founded in 1998. Prior to co-founding Quantum Energy Partners, Mr. Neugebauer co-founded Windrock Capital, Ltd., an energy investment banking firm specializing in raising private equity and providing merger, acquisition and divestiture advice for energy companies. Before co-founding Windrock Capital, Ltd. in 1994, Mr. Neugebauer was an investment banking analyst in Kidder, Peabody & Co.’s Natural Resources Group where he worked on corporate debt and equity financings, mergers, acquisitions and other highly structured transactions for energy and energy-related companies. Mr. Neugebauer currently serves on the boards of a number of portfolio companies of Quantum Energy Partners, all of which are private energy companies. Mr. Neugebauer also serves on the board of QA Global GP, LLC, which is the entity controlling the Fund. From January through June 2006, Mr. Neugebauer served as the Chairman of the board of directors of Linn Energy, LLC, and he was involved in the founding of Legacy Reserves LP. Mr. Neugebauer’s extensive experience from investing in the energy industry over the past thirteen years and serving as a director for numerous private energy companies brings unique and valuable skills to the board of directors.

Donald E. Powell serves on the board of directors of our general partner. Mr. Powell is chairman of the conflicts committee and a member of the audit committee and compensation committee. He served as a member of the board of directors of Bank of America Corporation since 2009 to 2013 and a member of the board of directors of Stone Energy Corporation since 2008. Mr. Powell served as the Federal Coordinator of Gulf Coast Rebuilding from 2005 until 2008. Prior to 2005, Mr. Powell was the 18th Chairman of the Federal Deposit Insurance Corporation, where he served from 2001 until 2005. Mr. Powell served on the Board of Regents of Texas A&M University System from 1995 to 2001 (served as chairman for four years). Mr. Powell previously served as President and Chief Executive Officer of the First National Bank of Amarillo, where he started his banking career in 1971. He was awarded the Presidential Citizens Medal by President George W. Bush in 2008. Mr. Powell was selected to serve as a director because of his vast financial experience, which brings a unique and valuable experience to the audit committee, conflicts committee, compensation committee and board of directors.

Stephen A. Thorington serves on the board of directors of our general partner. Mr. Thorington is chairman of the audit committee and a member of the conflicts and compensation committees. Mr. Thorington served as Executive Vice President and Chief Financial Officer of Plains Exploration & Production Company from 2002 until he retired from that position in 2006. Mr. Thorington also served as Executive Vice President and Chief Financial Officer of Plains Resources, Inc. from 2002 until 2004. From 1999 to 2002 he was Senior Vice President-Finance & Corporate Development of Ocean Energy, Inc. and from 1996 until 1999 he was Vice President-Finance of Seagull Energy Company. Prior to 1996, Mr. Thorington was a Managing Director of Chase Securities and the Chase Manhattan Bank. Mr. Thorington has been a director of KMG Chemicals, Inc. since 2007 and a director of EQT Corporation since 2010. Mr. Thorington’s industry, financial and executive experiences enable him to make valuable contributions to our audit committee, conflicts committee, compensation committee and board of directors.

S. Wil VanLoh, Jr. is a member of the board of directors of our general partner. Mr. VanLoh is the President and Chief Executive Officer of Quantum Energy Partners, which he co-founded in 1998. Quantum Energy Partners manages a family of energy-focused private equity funds, with more than $5.7 billion of capital under management. Mr. VanLoh is responsible for the leadership and overall management of the firm. Additionally, he leads the firm’s investment strategy and capital allocation process, working closely with the investment team to ensure its appropriate implementation and execution. He oversees all investment activities, including origination, due diligence, transaction structuring and execution, portfolio company monitoring and support and transaction exits. Prior to co-founding Quantum Energy Partners, Mr. VanLoh co-founded Windrock Capital, Ltd., an energy investment banking firm specializing in providing merger, acquisition and divestiture advice to and raising private equity for energy companies. Prior to co-founding Windrock in 1994, Mr. VanLoh worked in the energy investment banking groups of Kidder, Peabody & Co. and NationsBank. Mr. VanLoh currently serves on the boards of a number of portfolio companies of Quantum Energy Partners, all of which are private energy companies. Mr. VanLoh also serves on the board of QA Global GP, LLC, which is the entity controlling the Fund. Mr. VanLoh served on the board of directors of the general partner of Legacy Reserves LP from its founding to August 1, 2007 and was also involved in the founding of Linn Energy, LLC. We believe that Mr. VanLoh’s extensive experience, both from investing in the energy industry over the past fifteen years and serving as director for numerous private energy companies, brings important and valuable skills to the board of directors.

Richard K. Hebert serves on the board of directors of our general partner. Mr. Hebert is chairman of the compensation committee and a member of our audit committee and conflicts committee. Mr. Hebert is a Managing Member of Consolidated Oil & Gas, LLC and Consolidated Property Interests, LLC, both of which he co-founded in 2008-2009. He also serves on the board of Forge Energy. Mr. Hebert has more than 35 years of experience in the upstream oil and gas industry. Mr. Hebert served as the Chairman and Chief Executive Officer of Devonshire Energy, as President, Chief Executive Officer, and Chief Operating Officer of Howell Corporation, and as the Chief Executive Officer of Voyager Energy Corp, which he co-founded, prior to Voyager being acquired by Howell. Mr. Hebert also served in executive and managerial roles at Burlington Resources and managerial and technical roles at Mobil Oil, Inc. and Superior Oil, Inc. He began his career in 1974 as a production and reservoir engineer with Amoco Production Company. Mr. Hebert’s industry and executive experiences enable him to make valuable contributions to our compensation committee, audit committee, conflicts committee, and board of directors.

Donald D. Wolf serves as the Chairman of the board of directors of our general partner. Previously, Mr. Wolf served as the Chief Executive Officer of Quantum Resources Management from 2006 until 2009 and he continues to serve as the Chief Executive Officer of the general partner of the Fund. Prior to serving as the Chief Executive Officer of Quantum Resources Management, Mr. Wolf served as President and Chief Executive Officer of Aspect Energy, LLC, from 2004 until 2006. Prior to joining Aspect, Mr. Wolf served as Chairman and Chief Executive Officer of Westport Resources Corporation from 1996 to 2004. Mr. Wolf has also served as President and Chief Operating Officer of United Meridian Corporation from 1994 to 1996; President and Chief Executive Officer of General Atlantic Resources, Inc. from 1981 to 1993; and Co-Founder and President of Terra Marine Energy Company from 1977 to 1981. He began his career in 1965 with Sun Oil Company in Calgary,

Alberta, Canada, working in operations and land management. Following Sun Oil Company, he assumed land management positions with Bow Valley Exploration, Tesoro Petroleum Corp. and Southland Royalty Company from 1971 through 1977. Mr. Wolf currently serves as a director of MarkWest Energy Partners, L.P., Enduring Resources, LLC, Laredo Petroleum, LLC, Ute Energy, LLC and Aspect Energy, LLC. Mr. Wolf also serves on the board of QA Global GP, LLC, the entity controlling the Fund. Mr. Wolf is a former director of the Independent Petroleum Association of Mountain States. We believe that Mr. Wolf’s extensive experience in the energy industry, most notably in serving as Chief Executive Officer of Westport Resources Corporation for eight years, bring substantial experience and leadership skill to the board of directors.

Composition of the Board of Directors

Our general partner’s board of directors consists of eight members. The board of directors holds regular and special meetings at any time as may be necessary. Regular meetings may be held without notice on dates set by the board from time to time. Special meetings of the board or meetings of any committee thereof may be called by written request authorized by any member of the board or a committee thereof on at least 48 hours prior written notice to the other members of the board or committee. A quorum for a regular or special meeting will exist when a majority of the members are participating in the meeting either in person or by telephone conference. Any action required or permitted to be taken at a board meeting may be taken without a meeting, without prior notice and without a vote provided a consent or consents in writing, setting forth the action so taken, are signed by at least as many members of the board as would have been required to take such action at a meeting of the board or such committee.

Non-Management Executive Sessions and Unitholder Communications

NYSE listing standards require regular executive sessions of the non-management directors of a listed company, and an executive session for independent directors at least once a year. At each quarterly meeting of our general partner’s board of directors, all of the directors will meet in an executive session. At least annually, our independent directors will meet in an additional executive session without management participation or participation by non-independent directors. Don Powell presides over all non-management independent executive sessions.

Interested parties can communicate directly with non–management directors by mail in care of QR Energy, LP, 1401 McKinney Street, Suite 2400, Houston, Texas 77010. Such communications should specify the intended recipient or recipients. Commercial solicitations or communications will not be forwarded.

Committees of the Board of Directors and Independence Determination

Our general partner’s board of directors has established an audit committee, a conflicts committee and a compensation committee. The charters of each committee are posted under the “Investor Relations” section of our website at www.qrenergylp.com.

Because we are a limited partnership, the listing standards of the NYSE do not require that we or our general partner have a majority of independent directors or a compensation committee, or nominating and corporate governance committee of the board of directors. We are, however, required to have an audit committee, all of whose members are required to be “independent” under NYSE standards.

Pursuant to the NYSE listing standards, a director will be considered independent if the board determines that he or she does not have a material relationship with our general partner or us (either directly or indirectly as a partner, unitholder or officer of an organization that has a material relationship with our general partner or us) and otherwise meets the board’s stated criteria for independence. The NYSE listing standards specify the criteria by which the independence of directors will be determined, including guidelines for directors and their immediate family members with respect to employment or affiliation with us or with our independent public accountants. Our general partner’s board of directors has affirmatively determined Messrs. Thorington, Hebert and Powell satisfy the NYSE and SEC requirements for independence.

Audit Committee

The audit committee consists of Messrs. Thorington (Chairman), Hebert, and Powell, all of whom meet the independence and experience standards established by the NYSE and the Exchange Act for audit committee members. Our general partner’s board of directors has determined that each of Messrs. Thorington and Powell is an “audit committee financial expert” as defined under SEC rules.

The audit committee assists the board of directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The audit committee also reviews our oil and natural gas reserve estimation processes.

The audit committee has the sole authority and responsibility to retain and terminate our independent registered public accounting firm, resolve disputes with such firm, approve all auditing services and related fees and the terms thereof and pre–approve any non–audit services to be rendered by our independent registered public accounting firm. The audit committee is also responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm is given unrestricted access to the audit committee and meets with the audit committee on a regularly scheduled basis. The audit committee may also engage the services of advisors and accountants as it deems advisable.

Conflicts Committee

The conflicts committee consists of Messrs. Powell (Chairman), Hebert and Thorington, all of whom meet the independence standards established by the NYSE. The conflicts committee reviews specific matters that the board of directors believes may involve conflicts of interest. The conflicts committee will then determine if the conflict of interest has been resolved in accordance with our partnership agreement. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

Compensation Committee

The NYSE rules do not require a publicly traded limited partnership’s board of directors to have a standing compensation committee. However, our general partner’s board of directors has elected to establish a compensation committee. The compensation committee consists of Messrs. Hebert (Chairman), Powell and Thorington, all of whom meet the independence standards established by the NYSE for compensation committee members. The compensation committee also periodically reviews specific matters and makes recommendations to the board of directors related to the compensation for executive officers, compensation for directors and the Partnership’s issuance and award of units under its long-term incentive program. The compensation committee may also engage the services of advisors as it deems advisable to carry out its duties.

Meetings and Other Information

During 2013, the board of directors held six regularly scheduled and special meetings, the audit committee held eight meetings, and the conflicts committee held nine meetings. None of our directors attended fewer than 75% of the aggregate number of meetings of the board of directors and committees of the board on which the director served.

Our partnership agreement provides that the general partner manages and operates us and that, unlike holders of common stock in a corporation, unitholders only have limited voting rights on matters affecting our business or governance. Accordingly, we do not hold annual meetings of unitholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors of our general partner and persons who beneficially own more than 10% of a class of our equity securities registered pursuant to Section 12 of the Exchange Act to file certain reports with the SEC and the NYSE concerning their beneficial ownership of such securities.

Based solely on a review of the copies of reports on Forms 3, 4 and 5 and amendments thereto furnished to us and written representations from the executive officers and directors of our general partner, we believe that during the year ended December 31, 2013 the officers and directors of our general partner and beneficial owners of more than 10% of our equity securities registered pursuant to Section 12 were in compliance with the applicable requirements of Section 16(a).

Corporate Code of Business Conduct and Ethics

The corporate governance of our general partner is, in effect, the corporate governance of our partnership, subject in all cases to any specific unitholder rights contained in our partnership agreement.

QRE GP, LLC has adopted a corporate code of business conduct and ethics that applies to all officers, directors and employees of QRE GP, LLC and its affiliates, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer of our general partner. A copy of our corporate code of business conduct and ethics and our financial code of ethics is available on our website at www.qrenergylp.com. We will provide a copy of our code of ethics to any person, without charge, upon request to QRE GP, LLC, 1401 McKinney Street, Suite 2400, Houston, Texas 77010, Attn: Corporate Secretary.

Reimbursement of Expenses of Our General Partner

Our general partner does not receive any compensation for its management of our partnership. Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. Under the terms of the services agreement between our general partner and Quantum Resources Management, we pay Quantum Resources Management a fee for general and administrative services undertaken for our benefit and for our allocable portion of the premiums on insurance policies covering our assets. In addition, we reimburse Quantum Resources Management for the costs of employee, officer and director compensation and benefits properly allocable to us, as well as for other expenses necessary or appropriate to the conduct of our business and properly allocable to us.

Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion. Under the Services Agreement, through December 31, 2012, Quantum Resources Management was entitled to a quarterly administrative services fee equal to 3.5% of the Adjusted EBITDA, as defined in the Services Agreement, generated by us during the preceding quarter, calculated prior to the payment of the fee. After December 31, 2012, in lieu of the quarterly administrative services fee, our general partner reimbursed Quantum Resources Management, on a quarterly basis, for the allocable expenses it incurs in its performance under the Services Agreement and we reimbursed our general partner for such payments to Quantum Resources Management. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated by Quantum Resources Management to its affiliates. Quantum Resources Management has substantial discretion to determine in good faith which expenses to incur on our behalf and what portion to allocate to us. Until otherwise determined by our general partner, compensation paid to persons who perform services for us, other than officers solely devoted to the Partnership who will have their compensation allocated directly to the Partnership, are allocated based on the percentage of their total time spent on services performed on behalf of the Partnership. Other general and administrative expenses spent directly on behalf the Partnership are allocated completely to the Partnership and general and administrative expenses spent indirectly on behalf of the Partnership are allocated to the Partnership using a ratio determined using equal components of the percent of the Partnership’s production, well count and capital budget as each of these components compare to the production, well count and capital budgets of the Fund and any future fund that QRM may provide services for.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our operations and activities are managed by our general partner. However, neither we nor our general partner directly employ any of the persons responsible for managing our business. Rather, our general partner’s executive officers are employed by Quantum Resources Management (“QRM,” our affiliate), subject to reimbursement by our general partner as follows. Beginning on January 1, 2013, QRM became entitled to a quarterly reimbursement of general and administrative charges based on the allocation of charges between the Fund and us based on the estimated use of such services by each party. The fee included direct expenses plus an allocation of compensation costs based on employee time expended and other indirect expenses based on multiple operating metrics. The figures reported in the Summary Compensation Table below for the 2013 year reflect the portion of the compensation expense accrued by us for the named executive officers’ services, calculated using the quarterly reimbursement of general and administrative charges. Note, however, that the amount of money paid to Quantum Resources Management by our general partner, and then in turn by us, in reimbursement for compensation expenses in 2012 and 2011 is capped at the amount of total administrative service fee under the Services Agreement for the years ended December 31, 2011 and 2012. The figures reported in the Summary Compensation Table below for 2012 and 2011 reflect the portion of the compensation expense accrued by us for the named executive officers’ services prior to application of the cap on our reimbursement obligation. As such, the amounts reported in the Summary Compensation Table may reflect larger figures than the cost actually incurred by us for the named executive officers’ services.

We commenced our business operations at the time of our initial public offering on December 22, 2010. Other than for Messrs. Smith and Burgher, for whom our general partners’ board of directors makes compensation decisions, our general partner’s board of directors does not have responsibility and authority for compensation-related decisions for our named executive officers in respect of their service to us, other than with respect to equity compensation awards. Quantum Resources Management has general responsibility and authority for compensation-related decisions for our named executive officers in respect of their service to us, the Fund and other entities. Because it is a private company, Quantum Resources Management has not historically had any formal compensation policies or practices. Rather, all compensation decisions, including those for our named executive officers, have been made at the discretion of the individuals who control Quantum Resources Management, including Donald D. Wolf, Toby R. Neugebauer and S. Wil VanLoh, Jr., all of whom are directors of our general partner.

Objectives of our Compensation Program

As we further develop our business, our goal is to design our executive compensation program to attract and retain individuals with the background and skills necessary to successfully execute our business model in a demanding environment, to motivate those individuals to reach near-term and long-term goals in a way that aligns their interest with that of our unitholders and to reward success in reaching such goals. We expect that we will use three primary elements of compensation to fulfill that design – base salary, cash bonuses and long-term equity incentive awards under the Long Term Incentive Plan (the “LTIP”). Cash bonuses and equity incentives (as opposed to base salary) represent the performance driven elements. They are also flexible in application and can be tailored to meet our objectives. The determination of each of our named executive officers’ cash bonuses, if any, will reflect their relative contributions to achieving or exceeding annual goals of the partnership and the determination of specific individual’s long-term incentive awards will be based on their expected contribution in respect of longer term performance objectives.

2013 Named Executive Officers

This compensation discussion and analysis, or CD&A, provides general information about the compensation paid to our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers of our general partner (other than our Chief Executive Officer and Chief Financial Officer), identified in the following table, who we refer to in this CD&A and the tables that follow as our “named executive officers.” The four Sr. Vice Presidents, Mark Castiglione, Paul W. Geiger, III, Patrick Wagner and Gregory Roden are compensated at very similar levels and Company has determined to include each of them as named executive officers.

Name	Principal Position
Alan L. Smith	Chief Executive Officer
Cedric W. Burgher	Chief Financial Officer
Mark Castiglione	Sr. Vice President, Business Development
Paul W. Geiger, III	Sr. Vice President, Eastern Business Unit
Patrick Wagner	Sr. Vice President, Western Business Unit
Gregory S. Roden	Sr. Vice President, Secretary and General Counsel

Compensation Consultant

To assist us in evaluating our compensation program for 2013, our general partner’s board of directors retained Pearl Meyer & Partners, a compensation consulting firm, on our behalf, to review our proposed compensation programs designed to provide long term retention incentives to our named executive officers and those professional employees of Quantum Resources Management that provide services to us pursuant to the Services Agreement. This information was used by us to obtain a general sense of the market levels of compensation paid by other companies in our industry and to establish compensation programs and awards that most effectively incentivize our executives to achieve our longer-term goals and can also be used as a tool to promote retention of our key employees.

Compensation Decisions for Fiscal 2013

In 2013, decisions regarding the compensation paid to Messer’s Smith and Burgher were generally made by our general partner’s board of directors. Mr. Burgher’s services during 2013 were performed exclusively for the partnership.

Messrs. Castiglione, Geiger, Wagner and Roden performed services both for us and the Fund during 2013. Quantum Resources Management had the responsibility and authority for compensation-related decisions (including base salary and cash bonus) for Messrs. Castiglione, Geiger, Wagner and Roden during fiscal 2013; however, our general partner’s board of directors made decisions regarding their 2013 awards granted to them under our general partner’s long-term incentive plan (the “LTIP”), described below. Our general partner reimbursed Quantum Resources Management for a portion of the base salary for each of Messrs. Castiglione (whose salary is currently set at $300,000 per year), Geiger (currently $300,000), Wagner (currently $300,000), and Roden (currently $300,025), cash bonus, and the cost of their benefits.

Finally, Mr. Smith also performed services for both us and the Fund during 2013. Quantum Resources Management had the responsibility and authority to set the base salary and benefits for Mr. Smith related to the services performed for us, our general partner’s board of directors had the authority to make grants under our general partner’s LTIP to Mr. Smith for services performed for us, and Mr. Smith’s compensation for services performed for the Fund was determined and paid by the sponsors of the Fund. Mr. Smith’s salary was set prior to 2013 at a level that allows him to be eligible to receive benefits under the Quantum Resources Management plans (for example, health and dental insurance plans). Mr. Smith does not receive annual cash bonuses for the services he provides to us, because his primary cash compensation is set and paid by the sponsors of the Fund. Mr. Smith received grants under our general partner’s LTIP in 2013 (the material terms of which are described in more detail below) in lieu of a higher base salary for the services provided to us. Our general partner’s board of directors elected to grant restricted units to Mr. Smith rather than increase his base salary, because restricted units have a stronger retentive benefit. Seventy-five percent of the restricted units provided to Mr. Smith are performance based units subject to adjustment on the third anniversary of the grant, i.e. an increase (up to 225% of such performance based units) or decrease (to 0% of such performance based units) based on a combination of QRE’s total unit performance and unit performance relative to certain of QRE’s peers.

Annual Cash Bonus

We include a discretionary annual cash bonus as part of our compensation program because we believe this element of compensation helps to motivate management to achieve key operational objectives by rewarding the achievement of these objectives. The annual cash bonus also allows us to be competitive from a total remuneration standpoint. For 2013 performance, our Chief Executive Officer will make recommendations to our general partner’s board of directors in January of 2014 regarding the level of annual bonus he feels appropriate for Mr. Burgher, for services provided during 2013. Our general partner’s board of directors will review the recommendations made by our Chief Executive Officer and approve a cash bonus, if any, awarded to Mr. Burgher. QRM is responsible for settling and determining bonuses for the remainder of the named executive officers.

The board of directors generally targets a bonus amount that equals between 50% and 75% of base salary for performance deemed by our board of directors to be good and exceptional, respectively, with the possibility of no bonus for poor performance and higher for exceptional corporate or individual performance. When determining the amounts of the cash bonuses awarded for 2013, our general partner’s board of directors will take into account our Chief Executive Officer’s recommendations as well as its belief that our executives’ efforts directly affected our success in 2013. In 2013, executives were paid bonuses for performance in 2012. When determining the amounts of the cash bonuses awarded for 2012, our general partner’s board of directors took into account our Chief Executive Officer’s recommendations as well as its belief that our executives’ efforts directly affected our success in 2012, in particular, by contributing to our achievement for the following milestones:

•	Maintained quarterly distributions at $0.4875/unit:

•	Successfully completed an acquisition of assets in East Texas, Michigan and Louisiana from Prize Petroleum for an unadjusted purchase price of $230,000,000;

•	Successfully completed and acquisition of assets in East Texas for a purchase price of $215,000,000;

•	Achieved reasonable strong operating performance within production guidance and maintained a strong liquidity; and successfully completed an acquisition of assets in Florida and Alabama for an unadjusted purchase price of $145,000,000.

For 2013 performance, Messrs. Burgher, Castiglione, Geiger, Wagner and Roden, a final determination of bonus awards has not been made.

Mr. Smith will not receive a bonus for the 2013 year. With respect to his services to us, Mr. Smith agreed to receive only a minimum salary for benefits eligibility and his LTIP awards for the 2013 year.

Long-Term Incentive Plan Awards

Awards were granted to our named executive officers under the LTIP to promote achievement of our long term strategic objectives and enhance retention. The LTIP allows for the grant of unit options, restricted units, phantom units, unit appreciation rights, distribution equivalent rights, other unit-based awards and unit awards. As of December 31, 2013, there were 469,426 common units that remain available for issuance under the LTIP.

In 2013, our general partner granted time-based and performance-based restricted units under the LTIP that are designed to balance the partnership’s need to retain critical leadership and encourage the delivery of long-term value to our unitholders. The division between time-based and performance-based awards was determined based on their respective levels of authority and responsibility. The portion of each of our named executive officers’ 2013 LTIP awards that was granted as performance-based restricted units rather than time-based units is shown below:

Named Executive Officer	Portion of 2013 LTIP Award Granted as Performance-Based Restricted Units
Alan L. Smith	75%
Cedric W. Burgher	50%
Mark Castiglione	25%
Paul W. Geiger, III	25%
Patrick Wagner	25%
Gregory S. Roden	25%

All time-based restricted units will vest in three equal installments over a three year period, generally subject to the executive’s continued employment. All performance-based restricted units cliff vest at the end of a three-year performance period. The number of units that could be earned under each performance-based restricted unit award is determined according to a payout percentage that ranges from 0% to 225% of the number of performance-based restricted units granted based on a combination of the growth in our unit price during the performance period and our relative total unitholder return as compared to a selected peer group. For performance-based restricted units granted in 2013, the relevant peer group was comprised of 9 of our peer master limited partnerships: LRR Energy, L.P., Memorial Production Partners LP, Breitburn Energy L.P., EV Energy Partners LP, Mid-Con Energy Partners, LP, Legacy Reserves, LP, Vanguard Natural Resources, LLC, Linn Energy, LLC, and Atlas Resource Partners, L.P. This peer group was selected based on upstream oil and gas master limited partnerships. The 2013 awards will pay out, if at all, based upon where we fall within our peer group over the full three year performance period for the award. There is not an established “threshold” level of performance required for payout for the 2013 awards, but “target” levels of awards would be settled if we fall within the 55% percentile of our peers and the “maximum” amounts would be paid only if we are number one among our peers in both unit price growth and relative total unitholder return at the end of the three year performance period. Awards granted to individual named executive officers during 2013 are described in the table titled “Outstanding Equity Awards at Fiscal Year-End” and accompanying footnotes set forth later in this Section.

The restricted units granted to our named executive officers will also become fully vested upon our change of control or if the named executive officer’s employment is terminated due to his death or disability. Each of the restricted unit awards includes unit distribution rights (“UDRs”), which enable our named executive officers to receive cash distributions on the restricted units to the same extent as our unitholders receive cash distributions on our common units. Such distributions are paid to the named executive officer at the same time as cash distributions are paid to our common unitholders. With respect to future grants under the LTIP, the board of directors of our general partner intends to continue to grant primarily restricted unit awards with UDRs under the plan. These awards are intended to align the interests of key employees (including our named executive officers) with those of our unitholders.

Other Benefits

We do not maintain any retirement or health and welfare plans. Quantum Resources Management does not maintain a defined benefit or pension plan for our named executive officers because it believes such plans primarily reward longevity rather than performance. Quantum Resources Management provides a basic benefits package to all of its employees that includes participation in a 401(k) plan and health, disability and life insurance. Employees that provide services to us pursuant to the Services Agreement, including our named executive officers, are entitled to the same basic benefits. In 2013, the Quantum Resources Management dollar-for-dollar matching contribution under the 401(k) plan was converted to a safe harbor dollar-for-dollar matching contribution on the first 3% of eligible compensation and a 50% company match on the next 2% of eligible compensation contributed to the plan, subject to the applicable contribution limits set forth in the Internal

Revenue Code. An additional discretionary employer contribution may also be made under the 401(k) plan on behalf of eligible employees who meet certain conditions and subject to certain limitations under applicable law; however, no such additional contributions were made during 2013. Quantum Resources Management does not provide any perquisites or other personal benefits with a total value in excess of $10,000 to any of its named executive officers.

Compensation Expectations for 2014

In fiscal 2014, Mr. Burgher will continue to devote all of his time to our business. As a result, the board of directors of our general partner will have sole responsibility and authority for compensation-related decisions relating to Mr. Burgher for those services. Additionally, our general partner will reimburse Quantum Resources Management for the full amount of Mr. Burgher’s base salary, bonus and benefit cost and we, in turn, will reimburse our general partner for those payments.

As of the date of this filing, no changes have been made to the base salary levels of any of the named executive officers. We expect that the compensation of our named executive officers for fiscal 2014 will include a significant incentive compensation component based on our performance; however, as of the date of this report, no incentive compensation arrangement has been developed. We expect to employ a compensation philosophy that will emphasize pay-for-performance, which will be based on a combination of our partnership’s performance and our named executive officers’ impact on our partnership’s performance. The performance metrics governing incentive compensation will not be tied in any way to the performance of entities other than our partnership (such as Quantum Resources Management, the Fund, Quantum Energy Partners, or any of our other affiliates). We believe this pay-for-performance approach generally aligns the interests of our named executive officers with those of our unitholders and at the same time enables us to maintain a lower level of base overhead in the event our operating and financial performance fails to meet expectations.

Tax Deductibility of Compensation

With respect to the deduction limitations imposed under Section 162(m) of the Internal Revenue Code, we are a limited partnership and do not meet the definition of a “corporation” under Section 162(m). Accordingly, such limitations do not apply to compensation paid to our named executive officers.

Compensation Committee Report

The compensation committee of the board of directors of our general partner has reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of our general partner, and based on such review and discussion, has recommended to the board of directors of our general partner that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A. Members of the Compensation Committee are Richard K. Hebert, Chairman, Donald E. Powell and Stephen A. Thorington.

Summary Compensation Table

The following table sets forth certain information with respect to compensation of our named executive officers for the fiscal years ended December 31, 2013, 2012 and 2011. Compensation expense was allocated between us and the Fund based on the estimated use of expended employee time and other indirect expenses based on multiple operating metrics. The amount of money paid to Quantum Resources Management by our general partner, and then in turn by us in reimbursement for compensation expenses in 2012 and 2011 is capped at the amount of the total administrative services fee under the Services Agreement for the years ended December 31, 2012 and 2011. The figures reported in the Summary Compensation Table below reflect the portion of the compensation expense accrued by us for the named executive officers’ services. As such, the amounts reported in the Summary Compensation Table may reflect larger figures than the cost actually incurred by us for the named executive officers’ services.

Name	Year	Salary (1)	Bonus (2)	Stock Awards (3)	All Other Compensation (4)	Total Compensation
Alan L. Smith	2013	$38,500	$—	$667,922	$14,477	$720,899
Chief Executive Officer	2012	$42,740	$—	$602,762	$16,676	$662,178
	2011	$34,732	$—	$200,006	$8,105	$242,843

Cedric W. Burgher	2013	$302,500	$29,280	$973,258	$37,991	$1,343,029
Chief Financial Officer	2012	$275,000	$192,500	$703,032	$27,773	$1,198,305
	2011	$275,000	$236,514	$—	$18,888	$530,402

Mark Castiglione	2013	$231,000	$26,710	$269,026	$32,255	$558,991
Sr. Vice President, Business Development	2012	$238,632	$210,000	$270,223	$33,708	$752,563
	2011	$232,200	$174,150	$107,991	$18,218	$532,559

Paul W. Geiger, III	2013	$231,000	$26,710	$269,026	$35,657	$562,393
Sr. Vice President , Eastern Business Unit	2012	$238,632	$210,000	$395,225	$31,066	$874,923
	2011	$215,000	$161,250	$—	$27,797	$404,047

Patrick Wagner	2013	$231,000	$26,710	$269,026	$22,331	$549,067
Sr. Vice President, Western Business Unit	2012	$238,632	$210,000	$270,223	$24,794	$743,649
	2011	$—	$—	$—	$—	$—

Gregory S. Roden	2013	$231,019	$26,710	$289,031	$27,523	$574,283
Sr. Vice President, Secretary and General Counsel	2012	$235,070	$206,250	$395,225	$36,235	$872,780
	2011	$173,658	$161,250	$—	$16,533	$351,441

(1)	For all named executive officers other than Mr. Burgher, the figures in this column reflect the portion of the base salaries paid by Quantum Resources Management to those of our named executive officers referenced above that is reimbursable by our general partner under the Services Agreement.
(2)	For Messrs. Burgher, Roden, Geiger, Wagner, and Castiglione, annual cash bonus paid by Quantum Resources Management have not been awarded with respect to the 2013 year. We will file a Form 8-K at the time that bonuses are paid to reflect actual amounts provided.
(3)

Reflects the aggregate grant date fair value of time-based vesting restricted unit awards granted under the LTIP calculated by multiplying the number of restricted units granted to each executive by the grant date fair value on date of grant ($18.00 with respect to the grant of 13,889 restricted unit awards made to Mr. Smith on April 22, 2013, $18.00 with respect to grants of 34,722, 13,542, 12,605, 12,605, and 12,605 restricted unit awards made to Messrs. Burgher, Roden, Geiger, Castiglione, and Wagner on April 22, 2013, respectively, $18.19 with respect to grants of 27,055, 19,340, 19,340, 12,468 and 12,468 restricted unit awards made to Messrs. Burgher, Roden, Geiger, Castiglione, and Wagner on July 25, 2012, respectively, $20.28 with respect to the grant of 5,325 restricted units made to Mr. Castiglione on November 1, 2011, and $22.26 with respect to the grant of 8,985 restricted units made to Mr. Smith on March 9, 2011). Also reflects the aggregate grant date fair value of performance-based vesting restricted unit awards granted under the LTIP calculated by multiplying the number of performance units granted by the grant date fair value ($10.03 with respect to the grant of 41,667 performance unit awards made to Mr. Smith on April 22, 2013, $10.03 with respect to the 34,722, 4,514, 4,201, 4,201, and 4,201 performance unit awards made to Messrs. Burgher, Roden, Geiger, Castiglione, and Wagner, respectively, on April 22, 2013, $10.26 with respect to the grant of 37,109 performance unit awards made to Mr. Smith on August 22, 2012, $10.45 with respect to the 20,182, 4,156, 4,156, 4,156 and 4,156 of performance unit awards made to Messrs. Burgher, Roden, Geiger, Castiglione and Wagner respectively, on July 25, 2012). These values were computed in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures for the service-based and time-based vesting awards.
(4)	The figures in this column reflect the portion of (i) matching contributions under the Quantum Resources Management 401(k) plan, (ii) medical ER, (iii) life insurance premiums, including AD&D premium and (iv) unused vacation paid by Quantum Resources Management to our named executive officers referenced above that is reimbursable by our general partner under the Services Agreement (other than for Mr. Burgher who is allocated at 100%, each other executive is allocated based on the allocation of services, which was 77% for 2013), prior to the application of the cap of 3.5% of Adjusted EBITDA, as defined in the Services Agreement, applied under the Services Agreement. All Other Compensation included the following:

Name	Year	Unused Vacation Payout ($) (1)	Medical ER ($)	Life Insurance ($)	401(k) Matching Contribution ($)	Total ($)
Alan Smith	2013	0	13,139	1,338	0	14,477
Cedric Burgher	2013	8,990	17,063	1,738	10,200	37,991
Mark Castiglione	2013	9,884	13,179	1,338	7,854	32,255
Paul Geiger	2013	13,326	13,139	1,338	7,854	35,657
Pat Wagner	2013	0	13,139	1,338	7,854	22,331
Gregory Roden	2013	5,192	13,139	1,338	7,854	27,523

(1)	Payments for vacation not taken in 2012 were paid out in 2013.

Grants of Plan-Based Awards for Fiscal 2013

		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Units Awards: Number of Units (3)	Grant Date Fair Value of Unit Awards (4)
Name	Grant Date	Target (1)	Maximum (2)
Alan L. Smith	4/22/2013	41,667	93,750	13,889	$667,922
Cedric W. Burgher	4/22/2013	34,722	78,124	34,722	$973,258
Mark Castiglione	4/22/2013	4,201	9,452	12,605	$269,026
Paul W. Geiger	4/22/2013	4,201	9,452	12,605	$269,026
Patrick Wagner	4/22/2013	4,201	9,452	12,605	$269,026
Gregory S. Roden	4/22/2013	4,514	10,156	13,542	$289,031

(1)	Represents the target number of units that can be earned under the performance-based restricted unit awards granted under the LTIP if the payout (rounded to the nearest whole unit) percentage is 100%. The awards do not have a threshold payout amount.
(2)	Represents the maximum number of units that can be earned under the performance-based restricted unit awards granted under the LTIP, if the payout percentage is 225%.
(3)	Reflects the portion of the restricted unit awards granted under the LTIP (rounded to the nearest whole unit) that are subject to time-based vesting conditions.
(4)	Reflects the aggregate grant date fair value of the restricted unit awards granted under the LTIP. Amounts have been calculated in accordance with FASB ASC Topic 718, as further described above in footnote #3 to the Summary Compensation Table.

Narrative Description to the Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2013 Fiscal Year

We have not entered into employment agreements with any of our named executive officers.

On April 22, 2013, the board of directors of our general partner granted Messrs. Smith, Burgher, Geiger, Wagner, Castiglione, and Roden awards of 55,556, 69,444, 16,806, 16,806, 16,806, and 18,056, restricted units, respectively, under the LTIP. The portions of the restricted unit awards granted under the LTIP that are subject to performance-based vesting conditions are as follows: 75% of Mr. Smith’s award, 50% of Mr. Burgher’s award, 25% of the awards granted to Messrs. Castiglione, Geiger, Wagner, and Roden.

A discussion of the material terms of these awards is included in the “Compensation Discussion and Analysis” above.

Salary and Bonus as a Percentage of Total Compensation

Named Executive Officer	Salary and Bonus as a Percent of Of Total Compensation
Alan L. Smith	5%
Cedric W. Burgher	25%
Mark Castiglione	46%
Paul W. Geiger, III	46%
Patrick Wagner	47%
Gregory S. Roden	45%

Outstanding Equity Awards at Fiscal 2013 Year-End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2013.

Name	Number of Time Based Restricted Units That Have Not Vested (#)	Market Value of Units That Have Not Vested ($) (14)	Performance Unit: Number of Unearned Units that Have Not Vested (#)	Market or Payout Value of Unearned Unit That Have Not Vested ($) (15)	Total Number of Restricted Units That Have Not Vested (#)	Total Market or Payout Value of Restricted Units That Have Not Vested ($)
Alan L. Smith (1), (2), (3)	25,131	430,242	78,775	915,530	103,906	1,345,772
Cedric W. Burgher (4), (5)	82,759	1,416,834	54,904	674,697	137,663	2,091,531
Mark Castiglione (6), (7)	22,692	388,487	8,357	95,712	31,049	484,199
Paul W. Geiger, III (8), (9)	25,498	436,526	8,357	95,712	33,855	532,238
Patrick Wagner (10). (11)	20,917	358,099	8,357	95,712	29,274	453,811
Gregory S. Roden (12). (13)	26,435	452,567	8,670	100,299	35,105	552,866

(1)	Mr. Smith was granted an award of 8,985 restricted units on March 9, 2011. These restricted units vest in equal one-third increments over a 36-month period. As such, 2,995 restricted units from such awards vested on March 9, 2012 and 2,995 restricted units from such awards vested on March 9, 2013. The remaining unvested units under such award will vest with respect to 2,995 restricted units on March 9, 2014, provided that Mr. Smith has continuously provided services to us, our general partner or any of our respective affiliates, without interruption, from the Initial Date through each applicable vesting date.
(2)

Mr. Smith was granted an award of 49,478 restricted units on August 22, 2012. Twenty-five percent of this award (12,370 units) is comprised of time vested units that vest in equal one-third increments over a 36-month period commencing on July 1, 2012 (i.e. approximately 33.3% vest at each one-year anniversary of the Initial Date, so that the restricted units will be 100% vested on July 1, 2015, provided that Mr. Smith has continuously provided services to us, our general partner or any of our respective affiliates, without interruption, from the Initial Date through each applicable vesting date. Seventy-five percent of the restricted units (37,109 units) provided to Mr. Smith are performance based units subject to adjustment on the third anniversary of the grant, i.e. an increase (up to 225% of such performance based units) or decrease (to 0% of such performance based units) based on a combination of QRE’s total unit performance and relative total shareholder return.
(3)	Mr. Smith was granted an award of 55,556 restricted units on April 22, 2013. Twenty-five percent of this award (13,889 units) is comprised of time vested units that vest in equal one-third increments over a 36-month period commencing on April 1, 2013 (i.e. approximately 33.3 % vest at each one-year anniversary of the Initial Date, so that the restricted units will be 100% vested on April 1, 2016, provided that Mr. Smith has continuously provided services to us, our general partner or any of our respective affiliates, without interruption, from the Initial Date through each applicable vesting date. Seventy-five percent of the restricted units (41,667 units) provided to Mr. Smith are performance based units subject to adjustment on the third anniversary of the grant, i.e. an increase (up to 225% of such performance based units) or decrease (to 0% of such performance based units) based on a combination of QRE’s total unit performance and relative total shareholder return.
(4)	Mr. Burgher was granted an award of 75,000 restricted units on December 22, 2010. These restricted units vest in equal one-fifth increments over a 60-month period, beginning on October 1, 2011. As such, 15,000 restricted units from such award vested on October 1, 2011, 15,000 restricted units from such award vested on October 1, 2012 and 15,000 restricted units from such award vested on October 1, 2013. The remaining unvested units will vest with respect to 15,000 restricted units on each of October 1, 2014, and October 1, 2015, provided Mr. Burgher has continuously provided services to us, our general partner or any of our respective affiliates without interruption, from the Initial Date through each applicable vesting date. Mr. Burgher was granted an award of 47,237 restricted units on July 25, 2012. Of this award, 27,055 units are comprised of time vested units that vest in equal one-third increments over a 36-month period commencing on the Initial Date (i.e. approximately 33.3% vest at each one-year anniversary of the Initial Date, so that the restricted units will be 100% vested on July 1, 2015), provided Mr. Burgher has continuously provided services to us, our general partner or any of our respective affiliates, without interruption, from the Initial Date through each applicable vesting date. Forty-three percent of this award (20,183 units) to Mr. Burgher are performance based units subject to adjustment on the third anniversary of the grant, i.e. an increase (up to 225% of such performance based units) or decrease (to 0% of such performance based units) based on a combination of QRE’s total unit performance and relative total shareholder return.
(5)	Mr. Burgher was granted an award of 69,444 restricted units on April 22, 2013. Of this award (34,722 units are comprised of time vested units that vest in equal one-third increments over a 36-month period commencing on the Initial Date (i.e. approximately 33.3% vest at each one-year anniversary of the Initial Date, so that the restricted units will be 100% vested on April 1, 2016), provided Mr. Burgher has continuously provided services to us, our general partner or any of our respective affiliates, without interruption, from the Initial Date through each applicable vesting date. Fifty percent of this award (34,722 units) awarded to Mr. Burgher are performance based units subject to adjustment on the third anniversary of the grant, i.e. an increase (up to 225% of such performance based units) or decrease (to 0% of such performance based units) based on a combination of QRE’s total unit performance and relative total shareholder return.
(6)

Mr. Castiglione was granted an award of 5,325 restricted units on November 1, 2011. These restricted units vest in equal one-third increments of a 36-month period commencing on the Initial Date. As such, 1,775 restricted units vested on November 1, 2012 and 1,775 restricted units vested on November 1, 2013. The remaining unvested units under such award will vest with respect to 1,775 restricted units on November 1, 2014, provided Mr. Castiglione has continuously provided services to us, our general partner or any of our respective affiliates without interruption, from the Initial Date through each applicable vesting date. Mr. Castiglione was granted an award of 16,624 restricted units on July 25, 2012. Seventy-five percent (12,468 units) of this award are comprised of time vested units that vest in equal one-third increments over a 36-month period commencing on the Initial Date (i.e., approximately 33.3% vest at each one-year anniversary of the Initial Date, so that the time-vested units will be 100% vested on July 1, 2015, provided Mr. Castiglione has continuously provided services to us, our general partner or any of our respective affiliates without interruption, from the Initial Date through each applicable vesting date. The remaining twenty-five percent (4,156 units) of this award are performance based units subject to adjustment on the third anniversary of the grant, i.e., an increase (up to 225% of such performance based units) or a decrease (to 0% of such performance based units) based on a combination of QRE’s unit performance and relative total shareholder return.
(7)	Mr. Castiglione was granted an award of 16,806 restricted units on April 22, 2013. Seventy-five percent (12,605 units) of this award are comprised of time vested units that vest in equal one-third increments over a 36-month period commencing on the Initial Date (i.e., approximately 33.3% vest at each one-year anniversary of the Initial Date, so that the time vested units will be 100% vested on April 1, 2016, provided Mr. Castiglione has continuously provided services to us, our general partner or any of our respective affiliates without interruption, from the Initial Date through each applicable vesting date. The remaining twenty-five percent (4,201 units) of this award are performance based units) subject to adjustment on the third anniversary of the grant, i.e., an increase (up to 225% of such performance based units) or a decrease (to 0% of such performance based units) based on a combination of QRE’s unit performance and relative total shareholder return.
(8)	Mr. Geiger was granted an award of 23,496 restricted units on July 25, 2012. Of this award, 19,340 units are time vested units that vest in equal one-third increments over a 36-month period (i.e., approximately 33.3% vest at each one-year anniversary of the Initial Date, so that the time-vested units will be 100% vested on July 1, 2015), provided Mr. Geiger has continuously provided services to us, our general partner or any of our respective affiliates without interruption, from the Initial Date through each applicable vesting date. The remaining 4,156 units of this award are performance based units subject to adjustment on the third anniversary of the grant, i.e., an increase (up to 225% of such performance based units) or a decrease (to 0% of such performance based units) based on a combination of QRE’s total unit performance and relative total shareholder return.
(9)	Mr. Geiger was granted an award of 16,806 restricted units on April 22, 2013. Seventy-five percent (12,605 units) of this award are comprised of time vested units that vest in equal one-third increments over a 36-month period commencing on the Initial Date (i.e., approximately 33.3% vest at each one-year anniversary of the Initial Date, so that the time vested units will be 100% vested on April 1, 2016, provided Mr. Geiger has continuously provided services to us, our general partner or any of our respective affiliates without interruption, from the Initial Date through each applicable vesting date. The remaining twenty-five percent (4,201 units) of this award are performance based units) subject to adjustment on the third anniversary of the grant, i.e., an increase (up to 225% of such performance based units) or a decrease (to 0% of such performance based units) based on a combination of QRE’s unit performance and relative total shareholder return.
(10)	Mr. Wagner was granted an award of 16,624 restricted units on July 25, 2012. Of this award, 12,468 units are time vested units that vest in equal one-third increments over a 36-month period (i.e., approximately 33.3% vest at each one-year anniversary of the Initial Date, so that the time-vested units will be 100% vested on July 1, 2015), provided Mr. Wagner has continuously provided services to us, our general partner or any of our respective affiliates without interruption, from the Initial Date through each applicable vesting date. The remaining 4,156 units of this award are performance based units subject to adjustment on the third anniversary of the grant, i.e., an increase (up to 225% of such performance based units) or a decrease (to 0% of such performance based units) based on a combination of QRE’s total unit performance and relative total shareholder return.
(11)	Mr. Wagner was granted an award of 16,806 restricted units on April 22, 2013. Seventy-five percent (12,605 units) of this award are comprised of time vested units that vest in equal one-third increments over a 36-month period commencing on the Initial Date (i.e., approximately 33.3% vest at each one-year anniversary of the Initial Date, so that the time vested units will be 100% vested on April 1, 2016, provided Mr. Wagner has continuously provided services to us, our general partner or any of our respective affiliates without interruption, from the Initial Date through each applicable vesting date. The remaining twenty-five percent (4,201 units) of this award are performance based units) subject to adjustment on the third anniversary of the grant, i.e., an increase (up to 225% of such performance based units) or a decrease (to 0% of such performance based units) based on a combination of QRE’s unit performance and relative total shareholder return.

(12)	Mr. Roden was granted an award of 23,496 restricted units on July 25, 2012. Of this award, 19,340 units are time vested units that vest in equal one-third increments over a 36-month period commencing on July 1, 2013 (i.e., approximately 33.3% vest at each one-year anniversary of the Initial Date, so that the time-vested units will be 100% vested on July 1, 2015, provided Mr. Roden has continuously provided services to us, our general partner or any of our respective affiliates without interruption, from the Initial Date through each applicable vesting date. The remaining 4,156 units of this award are performance based units subject to adjustment on the third anniversary of the grant, i.e., an increase (up to 225% of such performance based units) or a decrease (to 0% of such performance based units) based on a combination of QRE’s total unit performance and relative total shareholder return.
(13)	Mr. Roden was granted an award of 18,056 restricted units on April 22, 2013. Seventy-five percent (13,542 units) of this award are comprised of time vested units that vest in equal one-third increments over a 36-month period commencing on the Initial Date (i.e., approximately 33.3% vest at each one-year anniversary of the Initial Date, so that the time vested units will be 100% vested on April 1, 2016, provided Mr. Roden has continuously provided services to us, our general partner or any of our respective affiliates without interruption, from the Initial Date through each applicable vesting date. The remaining twenty-five percent (4,514 units) of this award are performance based units) subject to adjustment on the third anniversary of the grant, i.e., an increase (up to 225% of such performance based units) or a decrease (to 0% of such performance based units) based on a combination of QRE’s unit performance and relative total shareholder return.
(14)	The market value of unvested restricted units listed in this column was calculated by multiplying the closing price of our common units on December 31, 2013, which was $17.12, by the number of restricted units outstanding.
(15)	The market value of unvested performance units listed in this column was calculated by multiplying the closing price of our common units on December 31, 2013, which was $17.12, by the number of performance units that would have been vested if the three year performance evaluation period for the 2012 and 2013 performance unit awards had ended on December 31, 2013 (the performance factor for the 2012 grants would have been 0.42 and for the 2013 grants 0.81) and adding the number of catch-up distributions that would have been paid on these units through December 31, 2013. If the performance evaluation period for the 2012 and 2013 performance award grants had ended on December 31, 2013, Messrs. Smith, Burgher, Castiglione, Geiger, Wagner and Roden would have been awarded 15,586, 8,476, 1,746, 1,746, 1,746 and 1,746 units respectively for the 2012 performance grant award and 33,750, 28,125, 3,403, 3,403, 3,403, and 3,656 units respectively for the 2013 performance grant award and Messrs. Smith, Burgher, Castiglione, Geiger, Wagner and Roden would have received catch-up distributions through December 31, 2013 of $70,897, $48,083, $7,572, $7,572, $7,572 and $7,820 respectively.

Option Exercises and Unit Vested in 2013

The following table sets forth certain information with respect to restricted units vested during 2013.

Name	Number of Units Acquired on Vesting	Value Realized on Vesting (1)
Alan L. Smith	7,118	$125,409
Cedric W. Burgher	27,352	$462,361
Mark Castiglione	5,931	$105,767
Paul W. Geiger, III	8,030	$140,776
Patrick Wagner	4,156	$73,852
Gregory S. Roden	9,780	$169,756

(1)	The dollar amount realized upon vesting of restricted units was calculated by multiplying the number of restricted units that vested by the market value of the underlying units on the vesting date. The values realized on vesting reported above represent the gross number of units received by the executives on vesting, prior to the withholding of any units for purposes of fulfilling federal and state income tax withholding obligations.

Pension Benefits

Currently, we do not, and we do not intend to, provide pension benefits to our named executive officers. Our general partner may change this policy in the future.

Nonqualified Deferred Compensation Table

Currently, we do not, and we do not intend to, sponsor or adopt a nonqualified deferred compensation plan. Our general partner may change this policy in the future.

Potential Payments Upon Termination or Change in Control

As noted above, none of our named executive officers are parties to employment agreements, and none of them are covered by severance or change in control arrangements. Under the LTIP and the individual award agreements issued to our named executive officers in connection with the grant of the restricted unit awards, if a named executive officer ceases to provide services to us, our general partner and our respective affiliates by reason of the officer’s death or disability (as determined by us) or upon the occurrence of change of control (as defined below) while the named executive officer is providing services to us, our general partner or any of our respective affiliates, any unvested portion of the restricted units granted to the named executive officer will immediately become fully vested. For this purpose, a “change of control” will be deemed to have occurred (i) if any person or group, other than the partnership, our general partner or any of our respective affiliates, becomes the owner of more than 50% of the voting power of the voting securities of either the partnership or our general partner; (ii) if the limited partners of the partnership or our general partner approve, in one or a series of transactions, a plan of complete liquidation of the partnership or our general partner; (iii) upon the sale or other disposition by either the partnership or our general partner of all or substantially all of its assets, whether in a single or series of related transactions, to one or more parties (other than the partnership, our general partner or any of our respective affiliates); or (iv) if our general partner or an affiliate of the partnership or our general partner ceases to be the general partner of the partnership.

The following table quantifies our best estimates as to the amounts that each of our named executive officers would be entitled to receive upon a termination of employment as a result of his death or disability or upon a change of control, as applicable, assuming that such event occurred on December 31, 2013 and using our closing stock price on that date of $17.12. The number of units assumed to be paid out with respect to any performance-based restricted unit awards would be the target number granted. The precise amount that each of our named executive officers would receive cannot be determined with any certainty until an actual termination or change of control has occurred. Therefore, such amounts should be considered estimates and “forward-looking statements.”

Name	Termination of Employment by Reason of Death or Disability (1)	Occurrence of a Change of Control (1)
Alan L. Smith	$1,778,870	$1,778,870
Cedric W. Burgher	$2,356,790	$2,356,790
Mark Castiglione	$531,558	$531,558
Paul W. Geiger, III	$579,597	$579,597
Patrick Wagner	$501,170	$501,170
Gregory S. Roden	$600,997	$600,997

(1)	The value of the accelerated vesting of the restricted and performance units granted to each named executive officer is based upon the closing price of our common units on December 31, 2013, $17.12, multiplied by the number of restricted units that would vest upon the occurrence of the event indicated. The number of awards each named executive officer held at the end of the 2013 year can be found above in the table titled “Outstanding Equity Awards at Fiscal 2013 Year-End.”

Compensation of Directors

Officers or employees of our general partner or its affiliates who also serve as directors do not receive additional compensation for their services as a director of our general partner. Directors who have a vested ownership interest in our general partner do not receive compensation for services provided to us as directors. We use a combination of cash and unit-based incentive compensation to attract and retain qualified candidates to serve on our general partner’s board of directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill level we require of members of the board. Each director who is not an officer or employee of our general partner or its affiliates generally receives an annual fee, paid in cash, and an award of fully vested LTIP units, as compensation for his or her services as a director to our general partner. The board has determined to award the independent directors with fully vested LTIP units, because these awards reflect compensation for services performed on behalf of the Partnership and our general partner and are not used for retention purposes. Directors do not receive additional compensation for serving on the audit, conflicts or compensation committees of the board of directors of our general partner or additional fees for each meeting attended. Each non-employee director is reimbursed for his out-of-pocket expenses in connection with attending meetings of the board of directors and committees. Each director is also fully indemnified by us for actions associated with being a director to the full extent permitted under Delaware law.

Our general partner pays Mr. Wolf $200,000 in annual compensation for his service as a director of our general partner. In addition, both owners of our general partner pay Mr. Wolf up to 0.75% of each owner’s share of any management incentive fee paid to our general partner during the period of his service as a director of our general partner. We reimburse our general partner for the full amount of Mr. Wolf’s $200,000 in annual compensation for board services, and such costs are not included in the amounts reimbursed by our general partner for payments to Quantum Resources Management under the Services Agreement. Mr. Wolf’s compensation was initially established at the initial public offering and was reviewed and approved by the members of our general partner and reflects a subjective determination of the fees that should be paid to Mr. Wolf for his services provided as Chairman of the Board for our general partner, including participation in the evaluation of potential acquisitions and divestitures and communications with investors. The portion of any quarterly management incentive fee paid to Mr. Wolf by the owners of our general partner will not be an expense reimbursed by our general partner or us under the Services Agreement. Mr. Wolf’s compensation is for services provided as the Chairman of the Board of Directors of the general partner and is separate and apart from the 1.5% of the management incentive fee paid to the general partner.

During 2013, our general partner paid each of Messrs. Powell, Thorington and Hebert $90,000 in cash and 6,667 units under the LTIP in annual compensation for their services as directors of our general partner. As the LTIP units awarded to the directors of our general partner’s board of directors are considered part of their compensation for services performed on our behalf in 2013 and not as a long term retention incentive, the LTIP units vested immediately upon issuance. No additional compensation or perquisites were awarded to the directors of our general partner other than the fees and LTIP units described above.

The table below includes compensation paid to our non-employee directors for their services during 2013. Officers or employees of our general partner or its affiliates who also serve as directors do not receive additional compensation for their services as a director of our general partner and, as such, are not included in the table below.

Name	Fees Earned or Paid in Cash	Unit Awards (1)	Total
Donald E. Powell	$90,000	$120,006	$210,006
Stephen A. Thorington	$90,000	$120,006	$210,006
Richard K. Hebert	$90,000	$120,006	$210,006
Donald D. Wolf	$200,000	$—	$200,000

(1)	Reflects the aggregate grant date fair value of unit awards granted under the LTIP calculated by multiplying the number of units granted to each director (6,667) by the closing price of our common units on the grant date ($18.00 with respect to the grants made to Messrs. Powell, Thorington and Hebert on April 22, 2013). These values were computed in accordance with FASB ASC Topic 718. See our Form 10-K, Part II, Item 8. Financial Statements and Supplementary Data – Note 12 – Equity-Based Compensation for fiscal 2013 for additional detail regarding assumptions underlying the value of these equity awards. LTIP equity awards for the independent directors were decided upon by the members of our general partner.

Compensation Practices as They Relate to Risk Management

We believe that our compensation programs do not encourage excessive and unnecessary risk taking by our named executive officers (or other employees). Short-term annual incentives are generally paid pursuant to discretionary bonuses, which enable the board of directors of our general partner to assess the actual behavior of our employees as it relates to risk taking in awarding bonus amounts. Further, our use of equity-based long-term incentive compensation serves our compensation program’s goal of aligning the interests of executives and unitholders, thereby reducing the incentives to unnecessary risk taking. In addition, from a general risk management perspective, our policy is to conduct our commercial activities within predefined risk parameters that are closely monitored and are structured in a manner intended to control and minimize the potential for unwarranted risk-taking. We also routinely monitor and measure the execution and performance of our projects relative to expectations.

PROPOSAL NO. 1: APPROVAL OF THE FIRST AMENDMENT TO THE QRE GP, LLC LONG-TERM INCENTIVE PLAN

The LTIP was initially adopted on December 22, 2010 by our general partner. The LTIP is intended to promote the interests of us, our general partner and each of our affiliates by providing to employees, consultants and directors incentive compensation awards based on our Common Units. The LTIP is also contemplated to enhance the ability of us, our general partner and each of our affiliates to attract and retain the services of individuals who are essential for our growth and profitability and to encourage them to devote their best efforts to advancing our business.

Reason for the Proposed First Amendment

The LTIP was originally adopted with 1,800,000 Common Units to be used in connection with grants of equity-based awards under the LTIP. As of December 31, 2013, only 469,426 of those Common Units remained available for future awards under the LTIP, meaning that substantially all authorized and available Common Units have been issued or become subject to an outstanding award under the LTIP. We have also determined that in the event the proposed amendment is approved, each of the 469,426 Common Units remaining available under the LTIP should be retired prior to adding any additional Common Units to the LTIP, thus on February 3, 2014 the Board of Directors of our general partner (the “Board”) voted to retire each of those Common Units from the LTIP upon approval of the First Amendment. Accordingly, no Common Units would remain available for issuance under the LTIP prior to the addition of the new Common Units to the LTIP. Our general partner’s Board has determined that an increase in available Common Units is necessary to continue granting incentive and reward opportunities to eligible participants while assisting us in retaining a competitive edge in today’s volatile business environment.

The LTIP also contained provisions that would allow us to add Common Units back into the LTIP reserve pool in the event that Common Units granted to a participant were used to pay income tax withholding obligations or to satisfy an exercise price for an award. Our general partner’s Board has determined that such Common Units should no longer be added back into the LTIP Common Unit reserve pool when they are used for such purposes.

On October 25, 2013, our general partner’s Board approved the First Amendment to the LTIP, which, subject to our Unitholders’ approval, would authorize an additional 3,000,000 of our Common Units to be utilized for awards under the LTIP. The First Amendment also modified the LTIP’s unit counting mechanisms as described above.

Consequences of a Failure to Approve the Proposal

Our Unitholders are only voting to approve the First Amendment. The LTIP shall continue regardless of the outcome of the Unitholder vote. Further, whether approved or not, this Proposal No. 1 will not affect the rights of existing award holders under the LTIP or any previously granted awards under the LTIP. However, if this Proposal No. 1 is not approved, we do not expect to be able to issue further meaningful or valuable equity-based incentive awards pursuant to the LTIP. As such awards have traditionally been a fundamental element of our compensation philosophy of “pay for performance,” and we believe that such awards further our goal of providing a long-term incentive for our service providers by motivating them to increase the value of our Common Units, we will be required to reevaluate our compensation program in general.

Description of the Plan

A summary description of the material features of the Amended LTIP as proposed is set forth below. The following summary does not purport to be a complete description of all the provisions of the Amended LTIP and is qualified in its entirety by reference to the current LTIP and the First Amendment, a copy of which is attached as Exhibit A to this proxy statement, each of which are incorporated in their entirety in this proxy statement by reference. If our Unitholders approve this Proposal No. 1, we intend to file, pursuant to the Securities Act of 1933, as amended, a registration statement on Form S-8 to register the additional units available for issuance under the Amended LTIP.

Common Units Subject to the Amended LTIP

If the First Amendment is approved by our Unitholders, the maximum number of Common Units that may be delivered with respect to awards under the Amended LTIP will be increased to 3,000,000 Common Units, which would be subject to the same adjustments as currently provided in the LTIP. As of February 3, 2014, 469,426 Common Units were retired from the originally approved number of 1,800,000, leaving zero Common Units that were previously issued under the LTIP or remained subject to outstanding awards under the LTIP. Adding 3,000,000 additional Common Units to zero would mean that an aggregate amount of 3,000,000 Common Units were approved for the Amended LTIP.

The Common Units to be delivered under the Amended LTIP may be units otherwise issuable by the Partnership, units acquired in the open market and/or from any person. To the extent that an award terminates or is cancelled prior to and without the delivery of Common Units (or if an award is forfeited), the units subject to the award may be used again with respect to new awards granted under the Amended LTIP. However, as noted above, in the event that a Common Unit was previously used to pay income tax withholding obligations or to satisfy an exercise price for an award, that Common Unit will not be available for new awards under the Amended LTIP.

Administration

Like the current LTIP, the Amended LTIP will generally be administered by our general partner’s Board (which is the current plan administrator) or a committee as may be appointed by the Board (either entity, the “Committee”). The Committee has the full authority, subject to the terms of the Amended LTIP, to establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Amended LTIP, to designate participants under the Amended LTIP, to determine the number of units to be covered by awards, to determine the type or types of awards to be granted to a participant, and to determine the terms and conditions of any award.

Eligibility

All employees, consultants and directors of our general partner and its affiliates that perform services for us are eligible to be selected to participate in the Amended LTIP. The selection of which eligible individuals will receive awards is within the sole discretion of the Committee. As of December 31, 2013, there were approximately 178 employees, zero consultants and eight directors eligible to receive awards under the Amended LTIP.

Term of the Amended LTIP

The term of the Amended LTIP will expire on the earlier of (1) the date it is terminated by the Board, (2) the date all Common Units available under the Amended LTIP have been paid to participants, and (3) the tenth anniversary of the date the LTIP was originally approved by the Board.

Awards under the Amended LTIP

Options and Unit Appreciation Rights. Options represent the right to purchase a number of Common Units at a specified exercise price. The Committee determines the number of units to be covered by each option, the purchase price therefor, the method of payment of the exercise price, and the restricted period and other conditions and limitations applicable to the exercise of the option. The Committee may also include a provision for accelerated vesting upon the achievement of specified performance goals or other events. Unit appreciation rights (“UARs”) represent the right to receive Common Units equal to the appreciation in the value of a number of Common Units over a specified exercise price, either in cash or in Common Units, as determined by the Committee. The Committee determines the number of units to be covered by each grant, whether units or cash shall be delivered upon exercise, the exercise price therefor and the conditions and limitations applicable to the exercise of the UARs. Options and UARs must generally have exercise prices that are no less than the fair market value of their underlying Common Units as of the date of grant. If a participant’s employment, consulting relationship or membership on the Board terminates for any reason, the participant’s unvested options and UARs will be automatically forfeited unless, and to the extent, the award agreement provides otherwise or the Committee determines otherwise.

As of December 31, 2013, no Common Units were subject to outstanding options.

Phantom Units. A phantom unit is a right to receive a Common Unit or an amount of cash equal to the fair market value of a Common Unit if certain conditions set forth in the award agreement are met. The Committee has the authority to determine the eligible persons to whom phantom units will be granted, the number of phantom units to be granted to each participant, and any other terms and conditions as the Committee may establish. Upon vesting of each phantom unit, subject to any applicable federal income tax withholding, the participant will be entitled to settlement of the phantom unit and shall receive either a Common Unit or cash equal to the fair market value of a common unit, as determined by the Committee in its discretion and provided in the applicable award agreement. Unless otherwise provided by the Committee, a phantom unit will be forfeited upon termination of a participant’s employment with our general partner or its affiliates or membership on the Board, as applicable, if such termination occurs prior to the vesting of the phantom unit.

Restricted Units. A restricted unit is a Common Unit granted under the Amended LTIP that is subject to a risk of forfeiture, restrictions on transferability, and any other restrictions that may be imposed by the Committee in its discretion. The Committee has the authority to determine to whom restricted units will be granted, the number of restricted units to be granted to each participant, the duration of any restrictions, the conditions under which the restricted units may become vested or forfeited, and any other terms and conditions as the Committee may establish with respect to the awards. Upon or as soon as reasonably possible following the vesting of each restricted unit, subject to any applicable federal income tax withholding, a participant will be entitled to have the restrictions removed from his or her award so that the participant then holds an unrestricted common unit. Unless otherwise waived by the Committee, a restricted unit which is subject to forfeiture restrictions will be forfeited by a participant upon termination of the participant’s employment with our general partner or its affiliates or membership on the Board, as applicable.

To the extent provided by the Committee in its discretion, a grant of restricted units may provide that a distribution made by us with respect to the restricted units (a “Unit Distribution Right” or “UDR”) will be subject to the same forfeiture and other restrictions as the restricted unit. If restricted, UDRs will be held, without interest, until the restricted unit vests or is forfeited, with the UDR being paid or forfeited at the same time, as the case may be. Absent a restriction on UDRs in the applicable award agreement, UDRs will be paid to the holder of the restricted unit without restriction at the same time as cash distributions are paid by us to our Unitholders.

Unit Awards. Unit awards are awards that, in whole or in part, are valued by reference to the value of a Common Unit. Unit awards may contain such vesting, payment and other terms and conditions as the Committee may deem appropriate in accordance with the terms of the Amended LTIP.

Other Unit Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Units, as deemed by the Committee to be consistent with the purposes of the Amended LTIP.

Substitute Awards. Awards may be granted under the Amended LTIP in substitution for similar awards held by individuals who become employees, consultants or directors as a result of a merger, consolidation or acquisition by the Partnership or an affiliate of another entity or the assets of another entity. Such substitute awards that are options may have exercise prices less than the fair market value of a unit on the date of the substitution if such substitution complies with Internal Revenue Code (the “Code”) Section 409A and the Treasury Regulations thereunder.

Distribution Equivalent Rights, or “DERs.” To the extent provided by the Committee in its discretion, an award granted under the Amended LTIP (other than a restricted unit award) may include a contingent right, granted in tandem with a specific award to receive cash equal to the amount of any cash distributions made by us with respect to a Common Unit during the period such award is outstanding. A tandem DER grant may provide that the DER will be paid directly to the participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee), be subject to the same vesting restrictions as the respective award, or be subject to other provisions or restrictions as determined by the Committee in its discretion and provided in the applicable award agreement.

Other Provisions

Tax Withholding. Our general partner or one of its affiliates are authorized to withhold from any award, from any payment due or transfer made under any award or from any compensation or other amount owing to a participant, the amount (in cash, common units, or other property) of any applicable taxes payable with respect to the grant of an award, its exercise, the lapse of restrictions applicable to an award or in connection with any payment relating to an award or the transfer of an award and to take such other actions as may be necessary to satisfy the withholding obligations with respect to an award.

Amendment. Our general partner’s Board may terminate or amend the Amended LTIP or any part of the Amended LTIP at any time in any manner, including increasing the number of Common Units that may be granted, subject to the requirements of the securities exchange upon which the Common Units are listed at that time and of applicable tax and securities laws.

Transferability of Awards. Options and UARs are only exercisable by the participant during the participant’s lifetime, or by the person to whom the participant’s rights pass by will or the laws of descent and distribution. No award or right granted under the Amended LTIP may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered and any such purported transfer shall be void and unenforceable. Notwithstanding the foregoing, the Committee may, in its discretion, allow a participant to transfer an option or a UAR without consideration to an immediate family member or a related family trust, limited partnership, or similar entity on the terms and conditions established by the plan administrator from time to time.

Federal Income Tax Consequences of the Amended LTIP

The following discussion is for general information only and is intended to summarize briefly the United States federal tax consequences to participants arising from participation in the Amended LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of participants in the Amended LTIP may vary depending on the particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, options or UARs that provide for a “deferral of compensation” within the meaning of Section 409A of the Code, and certain other awards that may be granted pursuant to the Amended LTIP could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and the guidance promulgated thereunder.

Options and UARs. Participants will not realize taxable income upon the grant of an option or a UAR. Upon the exercise or, if later, the settlement of an option or a UAR, a participant will recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash or the fair market value of the Common Units received, over (ii) the exercise price (if any) paid therefor. A participant will generally have a tax basis in any Common Units received pursuant to the exercise of a UAR, or pursuant to the cash exercise of an option, that equals the fair market value of the Common Units on the date of exercise. Subject to any limitations imposed by the tax Code rules, we or one of our affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

When a participant sells the Common Units acquired as a result of the exercise of an option or a UAR, any appreciation (or depreciation) in the value of the Common Units after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The Common Units must be held for more than 12 months in order to qualify for long-term capital gain treatment.

The Amended LTIP allows the Committee to permit the transfer of awards in limited circumstances. The Internal Revenue Service (the “IRS”) has not provided formal guidance on, nor even specifically addressed, the income tax consequences of a transfer of options or UARs. However, the IRS has informally indicated that after a transfer of stock options (other than to a former spouse pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock option. If stock options are transferred to a former spouse pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time. Options granted under the Amended LTIP and that are transferred will likely be subject to the same tax treatment. The transfer of an option may also result in gift tax consequences to a participant.

Restricted Unit Awards, Phantom Awards and Unit Awards. A participant will not have taxable income at the time of the grant of a phantom unit award, but rather, will generally recognize ordinary compensation income at the time he receives Common Units or a cash payment in satisfaction of the phantom unit award in an amount equal to the fair market value of the Common Units received or the cash payment, whichever is applicable. In addition, the participant will be subject to ordinary income tax upon the payment of a DER associated with the award. In general, a participant will recognize ordinary compensation income as a result of the receipt of Common Units pursuant to a restricted unit award or a unit award in an amount equal to the fair market value of the Common Units when the Common Units are received over the amount, if any, paid for such units, provided, that if the Common Units are not transferable or are subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to such excess based on the fair market value of Common Units (i) when the Common Units first become transferable or are no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Code, or (ii) when the Common Units are received, in cases where a participant makes a valid election under Section 83(b) of the Code.

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to Common Units or cash received. Directors must make their own arrangements for satisfying any tax obligations they may incur in connection with the receipt of an award. Distributions that are received by a participant prior to the time that the Common Units are taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as distributions on Common Units. The tax basis in the Common Units received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph plus the amount, if any, paid for the Common Units, and the participant’s capital gains holding period in those Common Units will commence on the later of the date the Common Units are received or the restrictions lapse (provided that, if a valid election under Section 83(b) of the Code is made with respect to restricted units, then the holding period in such units will begin on the date of receipt of the units).

Subject to the discussion immediately below, we or one of our affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Limitations on Deductibility. In order for the amounts described above to be deductible by us or one of our affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the Amended LTIP are subject to the discretion of the Committee and, therefore, we cannot currently determine the benefits or number of units subject to awards that may be granted in the future to eligible employees, consultants and directors under the Amended LTIP, nor can we estimate the amount or the number of units that could have been granted to the eligible individuals had the Plan been in place in the last fiscal year. The following table sets forth the number and dollar value of the restricted units granted under the Amended LTIP in 2013 to our Named Executive Officers and certain other groups, as restricted units are the only type of award that has been granted pursuant to the Amended LTIP in the 2013 year:

Name and Principal Position	Dollar Value Time Based Restricted Units ($)	Number of Time Based Restricted Units Underlying Awards (#)	Dollar Value Performance Based Units($)*	Number of Performance Based Restricted Units Underlying (#)	Dollar Value Total Units ($)	Total Number of Units Underlying (#)
Alan L. Smith	250,002	13,889	610,711	41,667	1,000,000	55,556
Cedric W. Burgher	624,996	34,722	508,919	34,722	1,250,000	69,444
Mark Castiglione	226,890	12,605	61,574	4,201	302,500	16,806
Paul W. Geiger, III	226,890	12,605	61,574	4,201	302,500	16,806
Pat Wagner	226,890	12,605	61,574	4,201	302,500	16,806
Gregory S. Roden	243,756	13,542	66,161	4,514	325,000	18,056
Executive officers as a group, including the Named Executive Officers	1,999,422	111,079	1,859,073	126,839	4,282,500	237,918
All non-employee directors as a group	360,018	20,001	0	0	360,018	20,001
All non-executive officers and other employees as a group	6,101,120	339,663
Total	8,460,560	470,743

*	The market value of unvested performance units listed in this column was calculated by multiplying the closing price of our common units on December 31, 2013, which was $17.12, by the number of performance units that would have been vested if the three year performance evaluation period for the 2012 and 2013 performance unit awards had ended on December 31, 2013 (the performance factor for the 2013 grants is 0.81) and adding the number of catch-up distributions that would have been paid on these units through December 31, 2013.

Equity Compensation Plan Information

The following table sets forth certain information with respect to our equity compensation plans as of December 31, 2013.

Plan Category	Number of Units to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Units Remaining Available for Future Issuance under Equity Compensation Plans (c)
Equity compensation plans approved by Unitholders:
QRE GP, LLC Long-Term Incentive Plan	0	N/A	469,426
Equity compensation plans not approved by Unitholders:
[N/A]

Vote Required; Recommendation of the Board of Directors

Approval of Proposal No. 1 requires the affirmative vote of a majority of the votes cast at the Special Meeting by our Unitholders, assuming a quorum is present. The holders of a majority of the outstanding Units represented in person or by proxy shall constitute a quorum at the Special Meeting. Your Units will be counted as present at the Special Meeting if: (i) you are present and vote in person at the meeting; or (ii) you, or your broker if you are a beneficial owner of Units held in street name, have submitted a properly executed proxy.

Proxies received but marked as abstentions will be counted as present for purposes of determining the presence of a quorum. Thus, the total sum of votes “for,” plus votes “against,” plus abstentions in respect of the LTIP Proposal must be greater than 50% of the total number of our outstanding Units to satisfy the quorum requirement. Approval of Proposal No. 1 will be achieved if votes for “for” represent greater than 50% of the votes cast at the Special Meeting by our Unitholders. Thus, abstentions will have the effect of a vote against the LTIP Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE FOR APPROVAL OF PROPOSAL NO. 1. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF PROPOSAL NO. 1.

PROPOSAL NO. 2: APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

We may ask our Unitholders to vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment to adopt the Amended LTIP, which we refer to as the Adjournment Proposal. We currently do not intend to propose adjournment at the Special Meeting if there are sufficient votes to adopt the Amended LTIP. If our Unitholders approve the Adjournment Proposal, we may adjourn the Special Meeting and use the additional time to solicit additional proxies, including proxies from our Unitholders who have previously voted against adoption of the Amended LTIP.

Vote Required; Recommendation of the Board of Directors

Approval of Proposal No. 2 requires the affirmative vote of a majority of the votes cast at the Special Meeting by our Unitholders, assuming a quorum is present. Your Units will be counted as present at the Special Meeting if: (i) you are present and vote in person at the meeting; or (ii) you, or your broker if you are a beneficial owner of Units held in street name, have submitted a properly executed proxy. In the absence of a quorum, the Special Meeting may be adjourned by the affirmative vote of holders of a majority of the outstanding Units entitled to vote at the Special Meeting (including outstanding Units deemed owned by the general partner) represented either in person or by proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE FOR APPROVAL OF PROPOSAL NO. 2. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF PROPOSAL NO. 2.

UNITHOLDER PROPOSALS

No Unitholder Proposals

Your Units do not entitle you to make proposals at the Special Meeting. Under the First Amended and Restated Agreement of Limited Partnership of QR Energy, LP, as amended (the “Partnership Agreement”), only our general partner can make a proposal at this meeting. Our Partnership Agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) or the law of any other state in which we are qualified to do business.

Dissenters’ Rights

We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Act. Under those laws, dissenters’ rights are not available to our Unitholders with respect to Proposals No. 1 and 2.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the United States Securities and Exchange Commission (the “SEC”). You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public at the SEC’s website at www.sec.gov.

You may also request a copy of our filings by contacting our Investor Relations Department at (713) 452-2990 or write to Investor Relations, QR Energy, LP, 1401 McKinney Street, Suite 2400, Houston, Texas 77010. Our filings are also available on our website at http://www.qrenergylp.com.

Exhibit A

FIRST AMENDMENT TO THE QRE GP, LLC LONG-TERM INCENTIVE PLAN

The Board of Directors of QRE GP, LLC, a Delaware limited liability company (the “Company”), hereby makes this First Amendment (the “First Amendment”) to the QRE GP, LLC Long Term Incentive Plan (as amended, the “Plan”) this March 10, 2014.

WHEREAS, the Company originally established the Plan to be effective as of December 22, 2010, for purposes of providing incentive compensation awards to certain employees, officers, consultants and advisors of the Company, QR Energy, LP (the “Partnership”) and their affiliates which are based on the Partnership’s common units (the “Units”);

WHEREAS, the Board of Directors of the Company has determined that there are no longer sufficient shares of Units available for issuance under the Plan to meet the Company’s needs for future grants during the coming years;

WHEREAS, the Board of Directors of the Company has determined that it is the best interest of the Partnership and its Unitholders to increase the number of Units available for issuance under the Plan so that the Company may continue to grant incentive and reward opportunities to eligible participants under the Plan;

WHEREAS, the Board of Directors of the Company has determined that 3,000,000 additional Partnership Units should be approved for issuance under the Plan;

WHEREAS, the Board of Directors of the Company has also determined that the Plan should be amended in order to delete any provisions in the Plan that would allow Partnership Units that were redeemed for the payment of exercise prices of income tax withholding to be returned to the Unit reservation pool for the Plan; and

NOW THEREFORE, for and in consideration of the foregoing and the agreements contained herein, the Plan shall be amended as follows:

1.	Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the same meaning ascribed thereto in the Plan.

2.	Amendment to Section 4(a). Subject to the subsequent approval of the Partnership’s Unitholders of the approval of the following amendments, Section 4(a) of the Plan is hereby deleted in its entirety and replaced with the following:

Overall Number of Units Available for Delivery. The number of Units that was approved on December 22, 2010 for deliverance with respect to Awards under the Plan was 1,800,000. As of February 3, 2014, zero Units remained outstanding and subject to Awards. On March 10, 2014, an additional 3,000,000 Units were added to the Plan for deliverance with respect to Awards under the Plan, subject to adjustment as provided in Section 4(c). Units withheld from an Award or surrendered by a Participant to satisfy the Partnership’s or an Affiliate’s tax withholding obligations or to satisfy the payment of any exercise price with respect to the Award (including the withholding of Units with respect to Restricted Units) shall be considered to be Units delivered under the Plan for this purpose. If any Award is forfeited, cancelled, exercised, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (the grant of Restricted Units is not a delivery of Units for this purpose), the Units subject to such Award shall again be available for Awards under the Plan (including Units not delivered in connection with the exercise of an Option or Unit Appreciation Right). There shall not be any limitation on the number of Awards that may be granted and paid in cash.

3.	Remainder of Plan. Except as expressly provided herein, the Plan remains in full force and effect.

A-1

IN WITNESS WHEREOF, the Company has caused this First Amendment to be duly executed in its name and on its behalf by its duly authorized representative on the date set forth above.

QRE GP, LLC

By:
Name:
Title:

A-2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 2.

		For	Against	Abstain			For	Against	Abstain
1.	Approval of the First Amendment to the QRE GP, LLC Long-Term Incentive Plan - This proposal is to approve the First Amendment in order to approve the increase in the maximum number of Common Units that may be granted as equity- based awards under the LTIP. This proposal is also to approve the modification of an administrative counting provision, as further described in Proposal No. 1 on page 40 of the Proxy Statement. The Board of Directors recommends a vote “FOR” this proposal.	☐	☐	☐	2.	Approval of the Adjournment of the Special Meeting - Approval of the Adjournment of the Special Meeting - This proposal is to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve Proposal No. 1. See Proposal No. 2 on page 47 of the Proxy Statement for more details. The Board of Directors recommends a vote “FOR” this proposal.	☐	☐	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Notice of 2014 Special Meeting of Unitholders

Four Seasons Hotel, 1300 Lamar Street, Houston, TX 77010

Proxy Solicited by Board of Directors for Special Meeting – March 10, 2014

Cedric W. Burgher, Gregory S. Roden, and Michael Magilton or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Unitholders of QR Energy, LP to be held on March 10, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the unitholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1: To approve the First Amendment in order to approve the increase in the maximum number of Common Units that may be granted as equity-based awards under the LTIP. This proposal is also to approve the modification of an administrative counting provision. And FOR Proposal 2: To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve Proposal No. 1.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)